EXHIBIT 10.2

EXECUTION VERSION

RECEIVABLES PURCHASE AGREEMENT
Dated as of April 6, 2010
Among
FERRELLGAS RECEIVABLES, LLC, as Seller,
FERRELLGAS, L.P., as Servicer,

THE PURCHASERS FROM TIME TO TIME PARTY HERETO,

FIFTH THIRD BANK and BNP PARIBAS, as Co-Agents
and
WELLS FARGO BANK, N.A., as Administrative Agent

Table of Contents

Page

ARTICLE I PURCHASE ARRANGEMENTS
Section 1.1.	Purchase Facility.

Section 1.2.	Increases

Section 1.3.	Decreases

Section 1.4.	Payment Requirements

ARTICLE II PAYMENTS AND COLLECTIONS
Section 2.1.	Monthly Payment Dates

Section 2.2.	Reinvestment Procedures

Section 2.3.	Liquidation Settlement Procedures

Section 2.4.	Payment Rescission

Section 2.5.	Maximum Purchaser Interests

Section 2.6.	Clean-up Call

ARTICLE III CP FUNDING
Section 3.1.	CP Costs

Section 3.2.	CP Costs Payments

Section 3.3.	Calculation of CP Costs

ARTICLE IV COMMITTED PURCHASER FUNDING
Section 4.1.	Committed Purchaser Funding

Section 4.2.	Yield Payments

Section 4.3.	Suspension of LMIR

ARTICLE V REPRESENTATIONS AND WARRANTIES
Section 5.1.	Representations and Warranties of the Seller

(a)	Existence and Power

(b)	Power and Authority; Due Authorization, Execution and Delivery

(c)	No Conflict

(d)	Governmental Authorization

(e)	Actions, Suits

(f)	Binding Effect

(g)	Accuracy of Information

(h)	Use of Proceeds

(i)	Good Title

(j)	Perfection

(k)	Places of Business and Locations of Records

(l)	Collections

(m)	Material Adverse Effect

(n)	Names

(o)	Ownership of Seller

(p)	Not a Regulated Entity

(q)	Compliance with Law

(r)	Compliance with Credit and Collection Policy

(s)	Payments to Originator

(t)	Enforceability of Contracts

(u)	Eligible Receivables

(v)	Net Receivables Balance

(w)	Accounting

Section 5.2. Liquidity Bank Representations and Warranties

(a)	Existence and Power

(b)	No Conflict

(c)	Governmental Authorization

(d)	Binding Effect

ARTICLE VI CONDITIONS OF PURCHASES
Section 6.1.	Conditions Precedent

Section 6.2.	Conditions Precedent to All Purchases and Reinvestments

ARTICLE VII COVENANTS Section 7.1.	Financial Reporting

(a)	Annual Financial Statements

(b)	Quarterly Financial Statements

(c)	Receivable Sale Agreement Financial Statements

(d)	Credit Agreement Financial Statements

Section 7.2. Certificates; Other Information

(a)	Receivable Sale Agreement Certificates

(b)	Compliance Certificates

Section 7.3.	Notices

Section 7.4.	Compliance with Laws

Section 7.5.	Preservation of Existence, Etc

Section 7.6.	Payment of Obligations

Section 7.7.	Audits

Section 7.8.	Keeping of Records and Books

Section 7.9.	Compliance with Contracts and Credit and Collection Policy

Section 7.10.	Purchasers’ Reliance

Section 7.11.	Performance and Enforcement of Receivable Sale Agreement

Section 7.12.	Collections

Section 7.13.	Ownership

Section 7.14.	Taxes

Section 7.15.	Negative Covenants of the Seller Parties

(a)	Name Change, Offices and Records

(b)	Change in Payment Instructions to Obligors

(c)	Modifications to Contracts and Credit and Collection Policy

(d)	Sales, Adverse Claims

(e)	Net Receivables Balance

(f)	Termination Date Determination

(g)	Restricted Junior Payments

ARTICLE VIII ADMINISTRATION AND COLLECTION
Section 8.1.	Designation of Servicer

Section 8.2.	Certain Duties of Servicer.

Section 8.3.	Collection Notices

Section 8.4.	Responsibilities of Seller

Section 8.5.	Reports

ARTICLE IX AMORTIZATION EVENTS
Section 9.1.	Amortization Events

Section 9.2.	Remedies

ARTICLE X INDEMNIFICATION
Section 10.1.	Indemnities by the Seller Parties

Section 10.2.	Increased Cost and Reduced Return.

Section 10.3.	Other Costs and Expenses

ARTICLE XI THE AGENTS
Section 11.1.	Authorization and Action

Section 11.2.	Delegation of Duties

Section 11.3.	Exculpatory Provisions

Section 11.4.	Reliance by Agents

Section 11.5.	Non-Reliance on Agents and Other Purchasers

Section 11.6.	Reimbursement and Indemnification

Section 11.7.	Agents in their Individual Capacity

Section 11.8.	Successor Administrative Agent

ARTICLE XII ASSIGNMENTS; PARTICIPATIONS
Section 12.1.	Assignments.

Section 12.2.	Participations.

Section 12.3.	Federal Reserve

ARTICLE XIII FUNDING AGREEMENTS
Section 13.1.	Funding Agreement Fundings

ARTICLE XIV MISCELLANEOUS
Section 14.1.	Waivers and Amendments

Section 14.2.	Notices

Section 14.3.	Ratable Payments

Section 14.4.	Protection of Ownership Interests of the Purchasers

Section 14.5.	Confidentiality.

Section 14.6.	Bankruptcy Petition

Section 14.7.	Limitation of Liability

Section 14.8.	CHOICE OF LAW

Section 14.9.	CONSENT TO JURISDICTION

Section 14.10.	WAIVER OF JURY TRIAL

Section 14.11.	Integration; Binding Effect; Survival of Terms.

Section 14.12.	Counterparts; Severability; Section References

Section 14.13.	BNP Roles

Section 14.14.	Characterization.

Exhibits and Schedules

Exhibit I	Definitions
Exhibit II-A	Form of Purchase Notice
Exhibit II-B	Form of Reduction Notice
Exhibit III	Principal Places of Business and Chief Executive Offices of the Seller Parties; Locations of Records; Federal Employer Identification Number(s)
Exhibit IV	Form of Compliance Certificate
Exhibit V	[Intentionally Deleted]
Exhibit VI	Form of Monthly Report
Exhibit VII	Form of Interim Report
Schedule A	Commitments
Schedule B	Closing Documents
Schedule C	List of Accounts with Balances That Can Be Concentrated on a Weekly Basis if Daily Balances are under $2,500
Schedule D	Blocked Account Agreements

RECEIVABLES PURCHASE AGREEMENT

THIS RECEIVABLES PURCHASE AGREEMENT, dated as of April 6, 2010 (this “Agreement”), is among:

(a) Ferrellgas Receivables, LLC, a Delaware limited liability company (“Seller”),

(b) Ferrellgas, L.P., a Delaware limited partnership (“Ferrellgas”), as initial Servicer (the initial Servicer together with Seller, the “Seller Parties” and each a “Seller Party”),

(c) Wells Fargo Bank, N.A., individually (“Wells” or a “Committed Purchaser”),

(d) Fifth Third Bank, individually (“Fifth Third” or a “Committed Purchaser”) and as a co-agent (a “Co-Agent”),

(e) Starbird Funding Corporation (“Starbird”),

(f) BNP Paribas, acting through its New York Branch, individually in its capacity as a liquidity provider to Starbird (“BNP” and, together with Starbird, the “Starbird Group”) and as managing agent for the Starbird Group (the “Starbird Group Agent” or a “Co-Agent”), and

(g) Wells, as administrative agent for the Purchasers (hereinafter defined) (together with its successors and assigns hereunder, the “Administrative Agent” and, together with the Co-Agents, the “Agents”).

Unless defined elsewhere herein, capitalized terms used in this Agreement shall have the meanings assigned to such terms in Exhibit I and, if not defined therein, the meanings assigned to such terms in the Receivable Sale Agreement referenced therein.

PRELIMINARY STATEMENTS

A. The Seller desires to transfer and assign Purchaser Interests to the Administrative Agent for the benefit of the Purchaser Groups from time to time prior to the Facility Termination Date.

B. Starbird may, in its absolute and sole discretion, purchase Purchaser Interests from Seller from time to time prior to the Facility Termination Date, and, in the event Starbird declines to purchase any such Purchaser Interest, BNP and its assigns (collectively, Starbird’s “Liquidity Banks” and each individually, a “Liquidity Bank”) shall, at the request of Seller, make their respective Pro Rata Shares of such purchase. In addition, the Liquidity Banks will provide a liquidity facility to Starbird.

C. Each of the Committed Purchasers (other than the Liquidity Banks) shall purchase Purchaser Interests from Seller from time to time hereafter.

D. Wells Fargo Bank, N.A. has been requested and is willing to act as Administrative Agent on behalf of the Purchasers in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto hereby further agree as follows:

ARTICLE I
PURCHASE ARRANGEMENTS

Section 1.1. Purchase Facility.

(a) Upon the terms and subject to the conditions hereof, Seller may, at its option, from time to time during the period from the date hereof to but not including the Facility Termination Date, sell and assign Purchaser Interests to the Administrative Agent, for the benefit of each Purchaser Group, whereupon (i) each of the Committed Purchasers (other than the Liquidity Banks) shall instruct the Administrative Agent to purchase a Purchaser Interest on its Purchaser Group’s behalf, and (ii) the Starbird Group Agent may, at its option, instruct the Administrative Agent to purchase a Purchaser Interest on Starbird’s behalf, or if Starbird shall decline to purchase, the Administrative Agent shall purchase a Purchaser Interest, on behalf of Starbird’s Liquidity Banks; provided, however, that (A) the Purchase Prices for the Purchaser Interests sold on any given Business Day shall be ratable in accordance with each Purchaser Group’s respective Percentage, and (B) in no event shall the aggregate Capital outstanding hereunder from any Purchaser Group exceed the lesser of (1) such Purchaser Group’s Group Purchase Limit and (2) the Commitment Availability for such Purchaser Group. Seller hereby assigns, transfers and conveys to the Administrative Agent, for the ratable benefit of the Purchaser Groups in accordance with their respective Percentages, and the Administrative Agent hereby acquires, all of Seller’s now owned and existing and hereafter arising or acquired right, title and interest in and to the Purchaser Interests.

(b) Not more than once per calendar month, Seller may, upon at least 5 Business Days’ prior written notice to each of the Agents (who will promptly forward a copy of each such notice to the Purchasers in its Purchaser Group), terminate in whole or reduce in part, ratably between the Purchaser Groups (and, within the Starbird Group, ratably among the Liquidity Banks), the unused portion of the Purchase Limit and the Group Purchase Limits; provided that each partial reduction of the Purchase Limit shall be in an amount equal to $5,000,000 or an integral multiple thereof. Each decrease in the Purchase Limit shall decrease (A) the aggregate Commitments by a like amount, which aggregate decrease shall be apportioned amongst the Commitments of the Committed Purchasers ratably in accordance with their respective Committed Purchaser Percentages, and (B) the Group Purchase Limits by an amount equal to their respective Percentages of such decrease. Each notice of a partial decrease in the Purchase Limit shall be accompanied by an updated version of Schedule A hereto bearing the effective date of such increase or decrease.

Section 1.2. Increases. Seller shall provide each of the Agents with at least one (1) Business Day’s prior notice in the form set forth as Exhibit II-A hereto of each Incremental Purchase (a “Purchase Notice”), and each of the Agents will promptly forward a copy of each such Purchase Notice to the Purchasers in its Purchaser Group. Each Purchase Notice shall be subject to Section 6.2 hereof and, except as set forth below, shall be irrevocable and shall specify the requested Purchase Price (which shall not be less than $1,000,000) and date of purchase. Following receipt of a Purchase Notice, the Starbird Group Agent shall determine whether Starbird agrees to make the Starbird Group’s Percentage of the purchase. If Starbird declines to make the Starbird Group’s Percentage of a proposed purchase, Seller may cancel the Purchase Notice as to all Purchaser Groups. In the absence of such a cancellation, the Starbird Group Agent shall notify the Liquidity Banks of its receipt of such Purchase Notice and of Starbird’s declining to make the Starbird Group’s Percentage of such purchase, and the Incremental Purchase of the Starbird Group’s Purchaser Interest shall be made by such Liquidity Banks in accordance with their Pro Rata Shares. On the date of each Incremental Purchase, upon satisfaction of the applicable conditions precedent set forth in Article VI, the applicable Purchasers shall initiate a wire transfer to the Facility Account of immediately available funds, no later than 1:00 p.m. (New York time), in an amount equal to (i) in the case of Starbird or a Committed Purchaser (other than a Liquidity Bank), its Purchaser Group’s Percentage of the aggregate Purchase Price, or (ii) in the case of a Liquidity Bank, such Liquidity Bank’s Pro Rata Share of the Starbird Group’s Percentage of the aggregate Purchase Price.

Section 1.3. Decreases. In conformity with the Required Notice Period, Seller shall provide the Agents with prior written notice in a form set forth as Exhibit II-B hereto of any proposed reduction of Aggregate Capital from Collections (a “Reduction Notice”), and each of the Agents will promptly forward a copy of each such Reduction Notice to the Purchasers in its Purchaser Group. Such Reduction Notice shall designate (i) the date (the “Proposed Reduction Date”) upon which any such reduction of Aggregate Capital shall occur (which date shall give effect to the applicable Required Notice Period), (ii) the amount of Aggregate Capital to be reduced (the “Aggregate Reduction”) which shall be applied ratably to the Purchaser Interests of each Purchaser in accordance with the amount of Capital (if any) owing to such Purchaser in each case divided by the Aggregate Capital at such time, and (iii) each Purchaser’s portion of such Aggregate Reduction. Only one (1) Reduction Notice shall be outstanding at any time.

Section 1.4. Payment Requirements. All amounts to be paid or deposited by any Seller Party pursuant to any provision of this Agreement shall be paid or deposited in accordance with the terms hereof no later than 1:00 p.m. (New York time) on the day when due in immediately available funds, and if not received before 1:00 p.m. (New York time) shall be deemed to be received on the next succeeding Business Day. All amounts payable to the Administrative Agent or any Purchaser shall be paid to the Administrative Agent’s Account, and the Administrative Agent shall promptly remit each applicable Purchaser’s portion thereof (if any) in immediately available funds to such account as such Purchaser may from time to time specify in writing. All computations of Yield at LMIR, per annum fees calculated as part of any CP Costs and Unused Fees shall be made on the basis of a year of 360 days for the actual number of days elapsed. All computations of Yield at the Alternate Base Rate shall be made on the basis of a year of 365 (or, when appropriate, 366) days for the actual number of days elapsed. If any amount hereunder shall be payable on a day which is not a Business Day, such amount shall be payable on the next succeeding Business Day.

ARTICLE II
PAYMENTS AND COLLECTIONS

Section 2.1. Monthly Payment Dates. Notwithstanding any limitation on recourse contained in this Agreement, on each Monthly Payment Date, Seller shall pay (a) in the case of Recourse Obligations (as defined below) owing to the Purchasers (other than the Starbird Group and the Liquidity Banks) or the Servicer, as the case may be, to the Administrative Agent, for the benefit of such Purchasers or the Servicer, as applicable, and (b) in the case of Recourse Obligations owing to the Starbird Group or the Liquidity Banks, the Starbird Group Agent, for the benefit of each such Person, in each case, on a full recourse basis and without duplication (i) the Unused Fee, (ii) all CP Costs, together with all Broken Funding Costs (if any), (iii) all amounts payable as Yield, (iv) all amounts payable pursuant to Article X, if any, and (v) all Servicer costs and expenses, including the Servicing Fee, in connection with servicing, administering and collecting the Receivables (all of the foregoing, together with the Administrative Agent’s Fee, collectively, the “Recourse Obligations”). Notwithstanding the foregoing, no provision of this Agreement or any Fee Letter shall require the payment or permit the collection of any amounts hereunder in excess of the maximum permitted by applicable law. If at any time Seller receives any Collections or is deemed to receive any Collections, Seller shall immediately pay such Collections or Deemed Collections to the Servicer for application in accordance with the terms and conditions hereof and, at all times prior to such payment, such Collections or Deemed Collections shall be held in trust by Seller for the exclusive benefit of the Purchasers and the Agents.

Section 2.2. Reinvestment Procedures. On each Business Day prior to the Facility Termination Date, and provided that Section 2.3 shall not then be applicable, (i) the Servicer shall set aside and hold in trust for the payment of any Aggregate Unpaids or for a Reinvestment as provided in this Section 2.2 any Collections received on or prior to such day and not previously set aside or paid; (ii) after payment of amounts (if any) due and owing on such date pursuant to Sections 2.1 and 2.5, Seller hereby requests and the applicable Purchasers hereby agree to make, simultaneously with such receipt, a reinvestment (each, a “Reinvestment”) with that portion of the balance of each and every Collection so received that is part of any Purchaser Interest, such that after giving effect to such Reinvestment, the amount of Capital of such Purchaser Interest immediately after such receipt and corresponding Reinvestment shall be equal to the amount of Capital immediately prior to such receipt; and (iii) the Servicer (and, after delivery of the Collection Notices, the Administrative Agent) shall remit the balance, if any, of such Collections remaining after the applications provided in clause (ii) to the Seller or its designee.

Section 2.3. Liquidation Settlement Procedures.

(a) If on any Business Day on or prior to the Facility Termination Date, a payment is due pursuant to Section 2.5, the Servicer shall immediately pay to the Administrative Agent, for distribution to the Purchasers, from previously received Collections, the amount specified in such Section for application to reduction of the Aggregate Capital, ratably amongst the Purchasers.

(b) On each Business Day on which an Amortization Event has occurred and is continuing and on the Facility Termination Date and each Business Day thereafter, the Servicer shall, at any time upon the request from time to time by (or pursuant to standing instructions from) the Administrative Agent deposit to the Administrative Agent’s Account, for the benefit of the Purchasers, all Collections received on such day, and the Administrative Agent shall distribute such funds in the following order of priority:

(i) first, to the Servicer in payment of the accrued Servicing Fee payable to the Servicer;

(ii) second, in payment in full of the accrued Yield, CP Costs and Unused Fees and other fees, if any, payable by the Seller to any of the Agents or Purchasers;

(iii) third, in reduction of the Aggregate Capital to zero; and

(iv) fourth, in payment in full of all other Aggregate Unpaids not covered in clauses (i) through (iii) above.

The Administrative Agent, upon its receipt of such amounts in the Administrative Agent’s Account, shall distribute such amounts to the Purchasers entitled thereto; provided that if the Administrative Agent shall have insufficient funds to pay all of the above amounts in full on any such date, the Administrative Agent shall pay such amounts in the order of priority set forth above and, with respect to any such category above for which the Administrative Agent shall have insufficient funds to pay all amounts owing on such date, ratably (based on the amounts in such categories owing to such Persons) among all such Persons entitled to payment thereof.

Section 2.4. Payment Rescission. No payment of any of the Aggregate Unpaids shall be considered paid or applied hereunder to the extent that, at any time, all or any portion of such payment or application is rescinded by application of law or judicial authority, or must otherwise be returned or refunded for any reason. Seller shall remain obligated for the amount of any payment or application so rescinded, returned or refunded, and shall promptly pay to the Administrative Agent (for the account of the applicable Person or Persons who suffered such rescission, return or refund) the full amount thereof, plus Yield thereon at the Discount Rate applicable from and after the occurrence of an Amortization Event from the date of any such rescission, return or refunding.

Section 2.5. Maximum Purchaser Interests. Seller shall ensure that the Purchaser Interests of the Purchasers shall at no time exceed in the aggregate 100%. If the aggregate of the Purchaser Interests of the Purchasers exceeds 100%, Seller shall pay to the Administrative Agent’s Account for the ratable benefit of the Purchasers in accordance with their Percentages within one (1) Business Day an amount to be applied to reduce the aggregate Capital, such that after giving effect to such payments, the aggregate of the Purchaser Interests equals or is less than l00%.

Section 2.6. Clean-up Call. In addition to Sellers rights pursuant to Section 1.3, the Servicer shall have the right (after providing written notice to the Agents in accordance with the Required Notice Period), to direct the Seller at any time following the reduction of the Aggregate Capital to a level that is less than 10.0% of the original Purchase Limit, repurchase from the Purchasers all, but not less than all, of the then outstanding Purchaser Interests (a “Clean-up Call” ). Each of the Agents will promptly forward a copy of each such notice to the Purchasers in its Purchaser Group. The aggregate purchase price in respect thereof shall be an amount equal to the Aggregate Unpaids through the date of such repurchase, payable in immediately available funds. Such repurchase shall be without representation, warranty or recourse of any kind by, on the part of, or against any of the Purchasers or Agents, except that the Agents and the Purchasers shall represent and warrant that the Purchasers Interests are free and clear of any Adverse Claim created by any of them. Upon such payment in full of the Aggregate Unpaids following a Clean-up Call, the Commitments and this Agreement shall terminate and be of no further force and effect, except for provisions which expressly survive termination.

ARTICLE III
CP FUNDING

Section 3.1. CP Costs. Seller shall pay CP Costs with respect to the Capital associated with each Purchaser Interest of Starbird for each day that any Capital in respect of such Purchaser Interest is outstanding. Each such Purchaser Interest funded substantially with Pooled Commercial Paper shall accrue CP Costs each day on a pro rata basis, based upon the percentage share the Capital in respect of such Purchaser Interest represents in relation to all assets held by Starbird, as applicable, and funded substantially with Pooled Commercial Paper.

Section 3.2. CP Costs Payments. On each applicable Monthly Payment Date, Seller shall pay to the Administrative Agent’s Account (for the benefit of Starbird) an aggregate amount equal to all accrued and unpaid CP Costs in respect of the Capital associated with all Purchaser Interests of Starbird for the immediately preceding Accrual Period in accordance with Article II.

Section 3.3. Calculation of CP Costs. On or before the first Business Day of each calendar month hereafter while Starbird has any Purchaser Interest outstanding, the Starbird Group Agent shall calculate the aggregate amount of CP Costs owing to Starbird for the Accrual Period then most recently ended and notify the Seller thereof.

ARTICLE IV
COMMITTED PURCHASER FUNDING

Section 4.1. Committed Purchaser Funding. Each Committed Purchaser Interest shall accrue Yield at a rate per annum equal to the Discount Rate.

Section 4.2. Yield Payments. On each Monthly Payment Date, Seller shall pay to the Administrative Agent (for the benefit of the Committed Purchasers) an aggregate amount equal to the accrued and unpaid Yield on each Committed Purchaser Interest for the Accrual Period (or portion thereof) then most recently ended.

Section 4.3. Suspension of LMIR.

(a) If any Committed Purchaser notifies Seller and the Agents that it has determined that funding its Committed Purchaser Interests at LMIR would violate any applicable law, rule, regulation, or directive of any governmental or regulatory authority, whether or not having the force of law, or that (i) deposits of a type and maturity appropriate to match fund its Committed Purchaser Interests at LMIR are not available or (ii) LMIR does not accurately reflect the cost of acquiring or maintaining a Committed Purchaser Interest at such rate, then the Committed Purchaser(s) in the applicable Purchaser Group shall suspend the availability of LMIR and their Committed Purchaser Interests shall thereafter accrue Yield at the Alternate Base Rate.

(b) If less than all of the Liquidity Banks give a notice pursuant to Section 4.3(a), each Liquidity Bank which gave such a notice shall be obliged, at the request of Seller, to assign all of its rights and obligations hereunder to (i) another Liquidity Bank or (ii) another funding entity acceptable to Starbird nominated by Seller or the Starbird Group Agent and willing to participate in this Agreement through the Liquidity Termination Date in the place of such notifying Liquidity Bank; provided that (i) the notifying Liquidity Bank receives payment in full, pursuant to an Assignment Agreement, of an amount equal to such notifying Liquidity Bank’s Pro Rata Share of the Capital and Yield owing to all of the Liquidity Banks and all accrued but unpaid fees and other costs and expenses payable in respect of its Pro Rata Share of the Purchaser Interests of the Liquidity Banks, and (ii) the replacement Liquidity Bank otherwise satisfies the requirements of Section 12.1(b).

ARTICLE V
REPRESENTATIONS AND WARRANTIES

Section 5.1. Representations and Warranties of the Seller. Each Seller Party hereby represents and warrants to the Agents and the Purchasers, as to itself, as of the date hereof and as of the date of each Incremental Purchase and the date of each Reinvestment that:

(a) Existence and Power. Such Seller Party is duly organized, validly existing and in good standing under the laws of Delaware, and is duly qualified to do business and is in good standing as a foreign entity, and has and holds all organizational power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted except where the failure to so qualify or so hold could not reasonably be expected to have a Material Adverse Effect.

(b) Power and Authority; Due Authorization, Execution and Delivery. The execution and delivery by such Seller Party of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder and, Seller’s use of the proceeds of the purchases made hereunder, are within its organizational powers and authority and have been duly authorized by all necessary action on its part. This Agreement and each other Transaction Document to which such Seller Party is a party has been duly executed and delivered by such Seller Party.

(c) No Conflict. The execution and delivery by such Seller Party of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder do not contravene or violate (i) its Organization Documents, (ii) any law, rule or regulation applicable to it, (iii) any restrictions under any agreement, contract or instrument to which it is a party or by which it or any of its property is bound, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and do not result in the creation or imposition of any Adverse Claim on assets of such Seller Party (except as created under the Transaction Documents) except, in each case, where such contravention or violation could not reasonably be expected to have a Material Adverse Effect; and no transaction contemplated hereby requires compliance with any bulk sales act or similar law.

(d) Governmental Authorization. Other than the filing of the financing statements required hereunder and under the Receivable Sale Agreement, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution and delivery by such Seller Party of this Agreement and each other Transaction Document to which it is a party and the performance of its obligations hereunder and thereunder.

(e) Actions, Suits. There are no actions, suits or proceedings pending, or to the best of such Seller Party’s knowledge, threatened, against or affecting such Seller Party, or any of its properties, in or before any Governmental Authority, which (a) purport to affect or pertain to this Agreement or any other Transaction Document or any of the transactions contemplated hereby or thereby; or (b) if determined adversely to Originator, would reasonably be expected to have a Material Adverse Effect. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Transaction Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

(f) Binding Effect. This Agreement and each other Transaction Document to which such Seller Party is a party constitute the legal, valid and binding obligations of such Seller Party enforceable against such Seller Party in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(g) Accuracy of Information. All information heretofore furnished by such Seller Party or any of its Affiliates to any of the Agents or Purchasers for purposes of or in connection with this Agreement, any of the other Transaction Documents or any transaction contemplated hereby or thereby is, and all such information hereafter furnished by such Seller Party or any of its Affiliates to any of the Agents or Purchasers will be, true and accurate in every material respect on the date such information is stated or certified and does not and will not contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

(h) Use of Proceeds. No proceeds of any purchase hereunder will be used (i) for a purpose that violates, or would be inconsistent with, Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time or (ii) to acquire any security in any transaction which is subject to Section 12, 13 or 14 of the Securities Exchange Act of 1934, as amended.

(i) Good Title. Immediately prior to each purchase hereunder, Seller shall be the legal and beneficial owner of the Receivables, free and clear of any Adverse Claim, except as created by the Transaction Documents. There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Seller’s ownership interest in the Receivables.

(j) Perfection. This Agreement, together with the filing of the financing statements contemplated hereby, is effective to, and shall, upon each purchase hereunder, transfer to the Administrative Agent for the benefit of the relevant Purchaser or Purchasers (and the Administrative Agent for the benefit of such Purchaser or Purchasers shall acquire from Seller) a valid and perfected first priority undivided percentage ownership or security interest in the Receivables and Related Security, free and clear of any Adverse Claim, except as created by the Transactions Documents. There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Administrative Agent’s (on behalf of the Purchasers) ownership or security interest in the Receivables.

(k) Places of Business and Locations of Records. The offices where the Seller Parties keep all of their respective records regarding the Purchaser Interests are located at the address(es) listed on Exhibit III or such other locations of which the Administrative Agent has been notified in accordance with Section 7.2(a) in jurisdictions where all action required by Section 14.4(a) has been taken and completed. Seller’s Federal Employer Identification Number is correctly set forth on Exhibit III.

(l) Collections. The conditions and requirements set forth in Section 7.12 hereof and in Section 5.12 of the Receivable Sale Agreement have at all times been satisfied and duly performed. Seller has not granted any Person, other than the Servicer, dominion and control of any Lock-Box or Collection Account, or the right to take dominion and control of any such Lock-Box or Collection Account at a future time or upon the occurrence of a future event. Servicer or Seller has not granted any Person, other than the Administrative Agent, dominion and control of the Servicer’s Concentration Account, or the right to take dominion and control of the Servicer’s Concentration Account at a future time or upon the occurrence of a future event. Seller has not granted any Person, other than the Administrative Agent, dominion and control of the Facility Account, or the right to take dominion and control of the Facility Account at a future time or upon the occurrence of a future event.

(m) Material Adverse Effect. (i) The initial Servicer represents and warrants that since June 30, 2009, no event has occurred that would have a material adverse effect on the financial condition or operations of the initial Servicer and its Subsidiaries or the ability of the initial Servicer to perform its obligations under this Agreement, and (ii) Seller represents and warrants that since the date of this Agreement, no event has occurred that would have a material adverse effect on (A) the financial condition or operations of Seller, (B) the ability of Seller to perform its obligations under the Transaction Documents, or (C) the collectability of the Receivables generally or any material portion of the Receivables.

(n) Names. In the past five (5) years, Seller has not used any legal names, trade names or assumed names other than the name in which it has executed this Agreement.

(o) Ownership of Seller. Originator owns, directly or indirectly, 100% of the issued and outstanding Equity Interests of Seller, free and clear of any Adverse Claim. Such Equity Interests are validly issued, fully paid and nonassessable, and there are no options, warrants or other rights to acquire securities of Seller.

(p) Not a Regulated Entity. Such Seller Party is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or any successor statute. Such Seller Party is not subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Indebtedness or to sell interests in the Receivables or Related Security.

(q) Compliance with Law. Such Seller Party has complied with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. Each Receivable, together with the Contract related thereto, does not contravene any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy), and no part of such Contract is in violation of any such law, rule or regulation, except where such contravention or violation could not reasonably be expected to have a Material Adverse Effect.

(r) Compliance with Credit and Collection Policy. Such Seller Party has complied in all material respects with the Credit and Collection Policy with regard to each Receivable and the related Contract, and has not made any change to such Credit and Collection Policy, except such material change as to which the Agents have been notified in accordance with Section 7.2(c) and has consented.

(s) Payments to Originator. Seller has given reasonably equivalent value to Originator in consideration for the Receivables and such transfer was not made for or on account of an antecedent debt. The transfer by Originator of the Receivables under the Receivable Sale Agreement is not voidable under any section of the Bankruptcy Reform Act of 1978 (11 U.S.C. §§ 101 et seq.), as amended.

(t) Enforceability of Contracts. Each Contract with respect to each Receivable is effective to create, and has created, a legal, valid and binding obligation of the related Obligor to pay the Outstanding Balance of the Receivable created thereunder and any accrued interest thereon, enforceable against the Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(u) Eligible Receivables. Each Receivable included in the Net Receivables Balance as an Eligible Receivable on any Monthly Report or Interim Report is, as of the date specified in such report, an Eligible Receivable.

(v) Net Receivables Balance. Seller has determined that, immediately after giving effect to each Incremental Purchase and Reinvestment hereunder, the Net Receivables Balance minus the Required Reserves will equal or exceed the Aggregate Capital then outstanding.

(w) Accounting. The manner in which such Seller Party accounts for the transactions contemplated by this Agreement and the Receivable Sale Agreement does not jeopardize the true sale analysis.

Section 5.2. Liquidity Bank Representations and Warranties. Each Liquidity Bank hereby represents and warrants to the Starbird Group Agent and Starbird that:

(a) Existence and Power. Such Liquidity Bank is a corporation or a banking association duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has all power to perform its obligations hereunder.

(b) No Conflict. The execution and delivery by such Liquidity Bank of this Agreement and the performance of its obligations hereunder are within its powers, have been duly authorized by all necessary action, do not contravene or violate (i) its certificate or articles of incorporation or association or by-laws, (ii) any law, rule or regulation applicable to it, (iii) any restrictions under any agreement, contract or instrument to which it is a party or any of its property is bound, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and do not result in the creation or imposition of any Adverse Claim on its assets. This Agreement has been duly authorized, executed and delivered by such Liquidity Bank.

(c) Governmental Authorization. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution and delivery by such Liquidity Bank of this Agreement and the performance of its obligations hereunder.

(d) Binding Effect. This Agreement constitutes the legal, valid and binding obligation of such Liquidity Bank enforceable against such Liquidity Bank in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law).

ARTICLE VI
CONDITIONS OF PURCHASES

Section 6.1. Conditions Precedent. The parties hereto agree that this Agreement shall automatically be effective on the first day on which: (a) the Administrative Agent shall have received on or before the date hereof those documents listed on Schedule B in form and substance reasonably acceptable to the Administrative Agent, (b) the Agents shall have received all fees and expenses required to be paid pursuant to the terms of this Agreement and the Fee Letters and (c) the Administrative Agent shall have received a complete copy of the Credit Agreement, together with all amendments thereto and waivers thereof as of the date of this Agreement and the Security Agreement (as such term is defined in the Credit Agreement).

Section 6.2. Conditions Precedent to All Purchases and Reinvestments. Each purchase of a Purchaser Interest (other than pursuant to a Funding Agreement) and each Reinvestment shall be subject to the further conditions precedent that (a) the Servicer shall have delivered to each of the Agents on or prior to the date of such purchase or Reinvestment, in form and substance satisfactory to each of the Agents, all Monthly Reports and Interim Reports as and when due under Section 8.5; (b) the Facility Termination Date shall not have occurred; (c) each of the Agents shall have received such other approvals, opinions or documents as it may reasonably request and (d) on the date of each such Incremental Purchase or Reinvestment, the following statements shall be true (and acceptance of the proceeds of such Incremental Purchase or Reinvestment shall be deemed a representation and warranty by Seller that such statements are then true):

(i) the representations and warranties set forth in Section 5.1 are true and correct on and as of the date of such Incremental Purchase or Reinvestment as though made on and as of such date;

(ii) no event has occurred and is continuing, or would result from such Incremental Purchase or Reinvestment, that will constitute an Amortization Event, and no event has occurred and is continuing, or would result from such Incremental Purchase or Reinvestment, that would constitute a Potential Amortization Event; and

(iii) the Aggregate Capital does not exceed the Purchase Limit and the aggregate Purchaser Interests do not exceed 100%.

It is expressly understood that each Reinvestment shall, unless otherwise directed by any of the Agents, occur automatically on each day that the Servicer shall receive any Collections without the requirement that any further action be taken on the part of any Person and notwithstanding the failure of Seller to satisfy any of the foregoing conditions precedent in respect of such Reinvestment. The failure of Seller to satisfy any of the foregoing conditions precedent in respect of any Reinvestment shall give rise to a right of each of the Agents, which right may be exercised at any time on demand of such Agent, to rescind the related purchase and direct Seller to pay to the Purchaser Groups, ratably in accordance with their respective Percentages, an aggregate amount equal to the Collections prior to the Amortization Date that shall have been applied to the affected Reinvestment.

ARTICLE VII
COVENANTS

Until the date on which the Aggregate Unpaids have been indefeasibly paid in full and this Agreement terminates in accordance with its terms, each Seller Party hereby covenants, as to itself, as set forth below:

Section 7.1. Financial Reporting. Seller shall deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent:

(a) Annual Financial Statements. As soon as available, but not later than 100 days after the end of each fiscal year of Seller, an unaudited balance sheet of Seller as at the end of such year and the related statements of income or operations, members’ equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and certified by a Responsible Officer as fairly presenting, in accordance with GAAP, applied, if applicable, on a basis consistent with prior years, the financial position and the results of operations of Seller;

(b) Quarterly Financial Statements. As soon as available, but not later than 45 days after the end of each of the first three fiscal quarters of each fiscal year of Seller, a copy of the unaudited balance sheet of Seller as of the end of such quarter and the related statements of income, members’ equity and cash flows for the period commencing on the first day and ending on the last day of such quarter, and certified by a Responsible Officer as fairly presenting, in accordance with GAAP (subject to ordinary, good faith year-end audit adjustments), the financial position and the results of operations of Seller;

(c) Receivable Sale Agreement Financial Statements. When and as required under the Receivable Sale Agreement, each of the financial statements required to be delivered under Section 5.1 thereof; and

(d) Credit Agreement Financial Statements. When and as required under the Credit Agreement, each of the annual and quarterly financial statements required to be delivered under Section 6.01 thereof.

Section 7.2. Certificates; Other Information. Such Seller Party shall furnish to the Administrative Agent:

(a) Receivable Sale Agreement Certificates. When and as required under the Receivable Sale Agreement, each of the certificates and other reports and information required to be delivered under Section 5.2 thereof; and

(b) Compliance Certificates. Concurrently with the delivery of the financial statements referred to in Sections 7.1(a), (b) and (d), a compliance certificate in substantially the form of Exhibit IV hereto (or, in the case of the Servicer, in the form delivered pursuant to the Credit Agreement, on which compliance certificate each Agent and each Purchaser shall be permitted to rely as though each such compliance certificate was delivered to each Agent and each Purchaser) executed by a Responsible Officer of the applicable Seller Party with respect to the periods covered by such financial statements together with supporting calculations and such other supporting detail as the Administrative Agent shall require.

Section 7.3. Notices. Such Seller Party shall promptly notify the Administrative Agent:

(a) of the occurrence of any Amortization Event or Potential Amortization Event;

(b) of any matter described in Section 5.3(a)-(d) or (f) of the Receivable Sale Agreement;

(c) at least thirty (30) days prior to the effectiveness of any material change in or material amendment to the Credit and Collection Policy, a copy of the Credit and Collection Policy then in effect and a notice (A) indicating such change or amendment, and (B) if such proposed change or amendment would be reasonably likely to adversely affect the collectability of the Receivables or decrease the credit quality of any newly created Receivables, requesting the Agents’ consent thereto;

(d) of any material change in accounting policies or financial reporting practices by Originator or any of its consolidated Subsidiaries;

(e) if any of the representations and warranties in Article V ceases to be true and correct;

(f) of the occurrence of any event or condition that has had, or could reasonably be expected to have, a Material Adverse Effect;

(g) of the occurrence of the “Termination Date” under and as defined in the Receivable Sale Agreement; and

(h) of the decision to appoint a new director of the Seller as an “Independent Director” for purposes of this Agreement, such notice to be issued not less than ten (10) days prior to the effective date of such appointment (or such earlier date as the Administrative Agent may agree) and shall certify that the designated Person satisfies the criteria set forth in the definition herein of “Independent Director.”

Each notice under this Section shall be accompanied by a written statement by a Responsible Officer of such Seller Party setting forth details of the occurrence referred to therein, and stating what action such Seller Party or any affected Affiliate proposes to take with respect thereto and at what time. Each notice under Section 7.3(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Transaction Document that have been breached or violated.

Section 7.4. Compliance with Laws. Such Seller Party shall comply with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act), except such as may be contested in good faith or as to which a bona fide dispute may exist or the failure of which to comply with could not reasonably be expected to have a Material Adverse Effect.

Section 7.5. Preservation of Existence, Etc. Such Seller Party shall:

(a) preserve and maintain in full force and effect its legal existence and good standing under the laws of its state or jurisdiction of organization except in connection with transactions permitted by the Credit Agreement;

(b) preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business except in connection with transactions permitted by the Credit Agreement, except where the failure to so preserve or maintain such governmental rights, privileges, qualifications, permits, licenses and franchises could not reasonably be expected to have a Material Adverse Effect;

(c) preserve its business organization and goodwill, except where the failure to so preserve its business organization or goodwill could not reasonably be expected to have a Material Adverse Effect; and

(d) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

Section 7.6. Payment of Obligations. Such Seller Party shall pay and discharge as the same shall become due and payable (except to the extent the failure to so pay and discharge could not reasonably be expected to have a Material Adverse Effect), all of its obligations and liabilities, including:

(a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by such Seller Party; and

(b) all lawful claims which, if unpaid, would by law become a Adverse Claim upon its property, unless such claims are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by such Seller Party.

Section 7.7. Audits. Such Seller Party will furnish to the Administrative Agent, for delivery to the other Agents, from time to time such information with respect to it and the Receivables as the Administrative Agent may reasonably request. Such Seller Party will, from time to time during regular business hours as requested by Buyer (or its assigns), upon reasonable notice and at the sole cost of such Seller Party, permit the Agents or their respective agents or representatives (i) to examine and make copies of and abstracts from all Records in the possession or under the control of such Seller Party relating to the Receivables and the Related Security, including, without limitation, the related Contracts, and (ii) to visit the offices and properties of such Seller Party for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to such Seller Party’s financial condition or the Receivables and the Related Security or such Seller Party’s performance under any of the Transaction Documents or Originator’s performance under the Contracts and, in each case, with any of the officers or employees of such Seller Party having knowledge of such matters.

Section 7.8. Keeping of Records and Books. The Servicer will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the immediate identification of each new Receivable and all Collections of and adjustments to each existing Receivable). The Servicer will give the Agents notice of any material change in the administrative and operating procedures referred to in the previous sentence. Such Seller Party will on or prior to the date hereof, mark its master data processing records and other books and records relating to the Purchaser Interests with a legend, acceptable to the Administrative Agent, describing the Purchaser Interests.

Section 7.9. Compliance with Contracts and Credit and Collection Policy. Such Seller Party will timely and fully (i) perform and comply with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables, except where the failure to so comply could not reasonably be expected to have a material adverse impact on the overall collectability of the Receivables, and (ii) comply in all respects with the Credit and Collection Policy in regard to each Receivable and the related Contract, except where the failure to so comply could not reasonably be expected to have a material adverse impact on the overall collectability of the Receivables.

Section 7.10. Purchasers’ Reliance. Seller acknowledges that the Purchasers are entering into the transactions contemplated by this Agreement in reliance upon Seller’s identity as a legal entity that is separate from Originator. Therefore, from and after the date of execution and delivery of this Agreement, Seller shall take all reasonable steps, including, without limitation, all steps that any of the Agents may from time to time reasonably request, to maintain Seller’s identity as a separate legal entity and to make it manifest to third parties that Seller is an entity with assets and liabilities distinct from those of Originator and any Affiliates thereof and not just a division of Originator or any such Affiliate. Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, Seller will:

(A) conduct its own business in its own name and require that all full-time employees of Seller, if any, identify themselves as such and not as employees of Originator (including, without limitation, by means of providing appropriate employees with business or identification cards identifying such employees as Seller’s employees);

(B) compensate all employees, consultants and agents directly, from Seller’s own funds, for services provided to Seller by such employees, consultants and agents and, to the extent any employee, consultant or agent of Seller is also an employee, consultant or agent of Originator or any Affiliate thereof, allocate the compensation of such employee, consultant or agent between Seller and Originator or such Affiliate, as applicable, on a basis that reflects the services rendered to Seller and Originator or such Affiliate, as applicable;

(C) clearly identify its offices (by signage or otherwise) as its offices and allocate to Seller on a reasonable basis the costs of any space shared with the Originator;

(D) have a separate telephone number, which will be answered only in its name and separate stationery, invoices and checks in its own name;

(E) conduct all transactions with Originator and the Servicer (including, without limitation, any delegation of its obligations hereunder as Servicer) strictly on an arm’s-length basis, allocate all overhead expenses (including, without limitation, telephone and other utility charges) for items shared between Seller and Originator on the basis of actual use to the extent practicable and, to the extent such allocation is not practicable, on a basis reasonably related to actual use;

(F) at all times have a Board of Directors consisting of at least three members, at least one member of which is an Independent Director;

(G) observe all formalities as a distinct entity, and ensure that all actions relating to (A) the dissolution or liquidation of Seller or (B) the initiation of, participation in, acquiescence in or consent to any bankruptcy, insolvency, reorganization or similar proceeding involving Seller, are duly authorized by unanimous vote of its Board of Directors (including the Independent Director);

(H) maintain Seller’s books and records separate from those of Originator and any Affiliate thereof and otherwise readily identifiable as its own assets rather than assets of Originator and any Affiliate thereof;

(I) prepare its financial statements separately from those of Originator and insure that any consolidated financial statements of Originator or any Affiliate thereof that include Seller and that are filed with the Securities and Exchange Commission or any other governmental agency have notes clearly stating that Seller is a separate entity and that its assets will be available first and foremost to satisfy the claims of the creditors of Seller;

(J) except as herein specifically otherwise provided, maintain the funds or other assets of Seller separate from, and not commingled with, those of Originator or any Affiliate thereof and only maintain bank accounts or other depository accounts to which Seller alone is the account party, into which Seller alone makes deposits and from which Seller alone (or the Administrative Agent on behalf of the Purchasers hereunder) has the power to make withdrawals;

(K) pay all of Seller’s operating expenses from Seller’s own assets (except for certain payments by Originator or other Persons pursuant to allocation arrangements that comply with the requirements of this Section 7.10);

(L) operate its business and activities such that: it does not engage in any business or activity of any kind, or enter into any transaction or indenture, mortgage, instrument, agreement, contract, lease or other undertaking, other than the transactions contemplated and authorized by this Agreement and the Receivable Sale Agreement; and does not create, incur, guarantee, assume or suffer to exist any indebtedness or other liabilities, whether direct or contingent, other than (1) as a result of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, (2) the incurrence of obligations under this Agreement, (3) the incurrence of obligations, as expressly contemplated in the Receivable Sale Agreement, to make payment to Originator thereunder for the purchase of Receivables from Originator under the Receivable Sale Agreement, and (4) the incurrence of operating expenses in the ordinary course of business of the type otherwise contemplated by this Agreement;

(M) maintain its charter in conformity with this Agreement, such that (1) it does not amend, restate, supplement or otherwise modify its Organization Documents in any respect that would impair its ability to comply with the terms or provisions of any of the Transaction Documents, including, without limitation, this Section 7.10; and (2) its corporate charter, at all times that this Agreement is in effect, provides for (x) not less than ten (10) days’ prior written notice to the Agents of the replacement or appointment of any director that is to serve as an Independent Director for purposes of this Agreement and (y) the condition precedent to giving effect to such replacement or appointment that the Administrative Agent shall have determined in its reasonable judgment that the designated Person satisfies the criteria set forth in the definition herein of “Independent Director;”

(N) maintain the effectiveness of, and continue to perform under the Receivable Sale Agreement, such that it does not amend, restate, supplement, cancel, terminate or otherwise modify the Receivable Sale Agreement, or give any consent, waiver, directive or approval thereunder or waive any default, action, omission or breach under the Receivable Sale Agreement or otherwise grant any indulgence thereunder, without (in each case) the prior written consent of the Agents;

(O) maintain its legal separateness such that it does not merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions, and except as otherwise contemplated herein) all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets of, any Person, nor at any time create, have, acquire, maintain or hold any interest in any Subsidiary;

(P) maintain at all times adequate capital with which to conduct its business and to meet its obligations as they come due; and

(Q) take such other actions as are necessary on its part to ensure that the facts and assumptions set forth in the opinion issued by Bracewell & Giuliani LLP as counsel for the Seller Parties, in connection with the closing or initial Incremental Purchase under this Agreement and relating to substantive consolidation issues, and in the certificates accompanying such opinion, remain true and correct in all material respects at all times.

Section 7.11. Performance and Enforcement of Receivable Sale Agreement. Seller will, and will require the Originator to, perform each of their respective obligations and undertakings under and pursuant to the Receivable Sale Agreement, will purchase Receivables thereunder in strict compliance with the terms thereof and will vigorously enforce the rights and remedies accorded to Seller under the Receivable Sale Agreement. Seller will take all actions to perfect and enforce its rights and interests (and the rights and interests of the Administrative Agent and the Purchasers as assignees of Seller) under the Receivable Sale Agreement as any of the Agents may from time to time reasonably request, including, without limitation, making claims to which it may be entitled under any indemnity, reimbursement or similar provision contained in the Receivable Sale Agreement.

Section 7.12. Collections. Each Seller Party will cause all Collections on the Receivables to be concentrated each Business Day into the Servicer’s Concentration Account; provided, however, that solely with respect to each account listed on Schedule C (as such Schedule C may be updated by the Servicer with a delivery of a revised Schedule C concurrent with the delivery of the Monthly Report pursuant to Article VIII, provided that no account may be added to Schedule C without the consent of the Agents if, after giving effect to such account’s addition and any prior or concurrent account closures and deletions, the aggregate Collections flowing through all accounts listed on Schedule C could reasonably be expected to exceed 5% of total weekly Collections on a pro forma basis), so long as the daily balance therein does not exceed $2,500, each Seller Party will concentrate the Collections therein into the Servicer’s Concentration Account not less than once per calendar week. The Servicer will sweep all such Collections from the Servicer’s Concentration Account no less than daily into the Facility Account and immediately thereafter transferred to the Originator’s Account. Servicer will cause the Servicer’s Concentration Account to be subject at all times to a Blocked Account Agreement that is in full force and effect. Seller will cause the Facility Account to be subject at all times to a Blocked Account Agreement that is in full force and effect.

Section 7.13. Ownership. Seller will take all necessary action to (i) acquire and maintain legal and equitable title to the Receivables irrevocably in Seller, free and clear of any Adverse Claims other than Adverse Claims in favor of the Administrative Agent, for the benefit of the Purchasers (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Seller’s interest in the Receivables and such other action to perfect, protect or more fully evidence the interest of Seller therein as any of the Agents may reasonably request), and (ii) establish and maintain, in favor of the Administrative Agent, for the benefit of the Purchasers, a valid and perfected first priority undivided percentage ownership interest (and/or a valid and perfected first priority security interest) in the Receivables to the full extent contemplated herein, free and clear of any Adverse Claims other than Adverse Claims in favor of the Administrative Agent for the benefit of the Purchasers (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Administrative Agent’s (for the benefit of the Purchasers) interest in the Receivables and such other action to perfect, protect or more fully evidence the interest of the Administrative Agent for the benefit of the Purchasers as any of the Agents may reasonably request).

Section 7.14. Taxes. Such Seller Party will file all tax returns and reports required by law to be filed by it and will promptly pay all taxes and governmental charges at any time owing, except any such taxes which are not yet delinquent or are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP will have been set aside on its books. Seller will pay when due any taxes payable in connection with the Receivables, exclusive of taxes on or measured by income or gross receipts of any of the Agents or Purchasers.

Section 7.15. Negative Covenants of the Seller Parties. Until the date on which the Aggregate Unpaids have been indefeasibly paid in full and this Agreement terminates in accordance with its terms, each Seller Party hereby covenants, as to itself, that:

(a) Name Change, Offices and Records. Such Seller Party will not change its name, identity or legal structure (within the meaning of Article 9 of any applicable enactment of the UCC) or relocate its chief executive office or any office where Records are kept unless it will have: (i) given the Administrative Agent at least 15 days’ prior written notice thereof and (ii) delivered to the Administrative Agent all financing statements, instruments and other documents requested by any of the Agents in connection with such change or relocation.

(b) Change in Payment Instructions to Obligors. Such Seller Party will not authorize any Obligor to make payment to any account other than a Lock-Box or Collection Account which is swept into the Servicer’s Concentration Account in accordance with Section 7.12.

(c) Modifications to Contracts and Credit and Collection Policy. Such Seller Party will not make any change to the Credit and Collection Policy that could adversely affect the collectability of the Receivables or decrease the credit quality of any newly created Receivables. Except as otherwise permitted pursuant to Article VIII hereof, such Seller Party will not extend, amend or otherwise modify the terms of any Receivable or any Contract related thereto other than in accordance with the Credit and Collection Policy.

(d) Sales, Adverse Claims. Such Seller Party will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, the Receivables, the Facility Account or the Servicer’s Concentration Account, or assign any right to receive income with respect thereto (other than, in each case, the creation of the interests therein in favor of the Administrative Agent, for the benefit of the Purchasers, provided for herein), and such Seller Party will defend the right, title and interest of the Administrative Agent, for the benefit of the Purchasers, in, to and under any of the foregoing property, against all claims of third parties claiming through or under such Seller Party.

(e) Net Receivables Balance. At no time prior to the Facility Termination Date will Seller permit the Aggregate Capital outstanding to exceed the Net Receivables Balance less the Required Reserves.

(f) Termination Date Determination. Seller will not designate the Termination Date (as defined in the Receivable Sale Agreement), or send any written notice to Originator in respect thereof, without the prior written consent of the Agents, except with respect to the automatic occurrence of such Termination Date arising in accordance with the proviso set forth in Section 7.2(i) of the Receivable Sale Agreement.

(g) Restricted Junior Payments. From and after the occurrence of any Amortization Event, Seller will not make any Restricted Junior Payment if, after giving effect thereto, Seller would fail to meet its obligations set forth in Section 7.10(P).

ARTICLE VIII
ADMINISTRATION AND COLLECTION

Section 8.1. Designation of Servicer. The servicing, administration and collection of the Receivables shall be conducted by such Person (the “Servicer”) so designated from time to time in accordance with Article VI of the Receivable Sale Agreement and this Article VIII. Ferrellgas is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms of this Agreement. The Agents, acting jointly, may designate as Servicer any Person to succeed Ferrellgas or any successor Servicer; provided, however, that unless an Amortization Event (or another event of the type described in the definition of “Amortization Date” has occurred), replacement of the Servicer shall not result in the occurrence of the Amortization Date.

Section 8.2. Certain Duties of Servicer.

(a) The Servicer shall administer the Collections in accordance with the procedures described herein and in Article II. The Servicer shall set aside and hold in trust for the account of Seller and the Purchasers their respective shares of the Collections in accordance with Article II. The Servicer shall, upon the request of the Agents, acting jointly, segregate, in a manner acceptable to the Agents all cash, checks and other instruments received by it from time to time constituting Collections from the general funds of the Servicer or Seller prior to the remittance thereof in accordance with Article II. If the Servicer shall be required to segregate Collections pursuant to the preceding sentence, the Servicer shall segregate and deposit with a bank designated by the Administrative Agent such allocable share of Collections of Receivables set aside for the Purchasers on the first Business Day following receipt by the Servicer of such Collections, duly endorsed or with duly executed instruments of transfer.

(b) The Servicer may, in accordance with the Credit and Collection Policy, extend the maturity of any Receivable or adjust the Outstanding Balance of any Receivable as the Servicer determines to be appropriate to maximize Collections thereof; provided, however, that such extension or adjustment shall not alter the status of such Receivable as a Delinquent Receivable, Defaulted Receivable or Charged-Off Receivable or limit the rights of the Agents or the Purchasers under this Agreement. Notwithstanding anything to the contrary contained herein, from and after the occurrence of an Amortization Event, the Agents shall have the absolute and unlimited right to direct the Servicer to commence or settle any legal action with respect to any Receivable or to foreclose upon or repossess any Related Security.

(c) The Servicer shall hold in trust for Seller and the Purchasers all Records that (i) evidence or relate to the Receivables or (ii) are otherwise necessary or desirable to collect the Receivables and shall, as soon as practicable upon demand of the Administrative Agent following the occurrence of an Amortization Event, deliver or make available to the Administrative Agent, for the benefit of the Purchasers, all such Records, at a place selected by the Administrative Agent. The Servicer shall, from time to time at the request of any Purchaser, furnish to the Purchasers (promptly after any such request) a calculation of the amounts set aside for the Purchasers pursuant to Article II.

(d) Any payment by an Obligor in respect of any indebtedness owed by it to Originator or Seller shall, except as otherwise specified by such Obligor or otherwise required by contract or law and unless otherwise instructed by the Administrative Agent, be applied as a Collection of any Receivable of such Obligor (starting with the oldest such Receivable) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other obligation of such Obligor.

Section 8.3. Collection Notices. The Administrative Agent is authorized at any time to date and to deliver to the applicable Collection Bank the Collection Notices; provided, however, that nothing herein shall be deemed to give any of the Agents or Purchasers any claim to, Adverse Claim on or right to retain any amounts deposited into the Servicer’s Concentration Account or the Facility Account which do not constitute Collections and provided, further, that unless an Amortization Event (or another event of the type described in the definition of “Amortization Date” has occurred), delivery of the Collection Notices shall not result in the occurrence of the Amortization Date. The Servicer and Seller hereby transfer to the Administrative Agent for the benefit of the Purchasers, exclusive control of the Servicer’s Concentration Account; provided, however, that the Servicer or Seller shall retain the right to direct the disposition of funds therefrom until the Administrative Agent delivers the applicable Collection Notice. The Seller hereby transfers to the Administrative Agent for the benefit of the Purchasers, exclusive control of the Facility Account and each other Collection Account (other than the Servicer’s Concentration Account) that is now or hereafter governed by a Blocked Account Agreement; provided, however, that the Seller shall retain the right to direct the disposition of funds therefrom until the Administrative Agent delivers the applicable Collection Notice. Each of the Seller Parties hereby authorizes the Administrative Agent, and agrees that the Administrative Agent shall be entitled: (i) at any time after delivery of the Collections Notices, to endorse such Seller Party’s name on checks and other instruments representing Collections, (ii) at any time after the earlier to occur of an Amortization Event or replacement of the Servicer, to enforce the Receivables and the Related Security, and (iii) at any time after delivery of the Collections Notices, to take such action as shall be necessary or desirable to cause all cash, checks and other instruments constituting Collections to come into the possession of the Administrative Agent rather than such Seller Party.

Section 8.4. Responsibilities of Seller. Anything herein to the contrary notwithstanding, the exercise by the Agents and the Purchasers of their rights hereunder shall not release the Servicer, Originator or Seller from any of their duties or obligations with respect to any Receivables or under the related Contracts. The Purchasers shall have no obligation or liability with respect to any Receivables or related Contracts, nor shall any of them be obligated to perform the obligations of Seller.

Section 8.5. Reports.

(a) The Servicer shall prepare and forward to the Agents (i) on the 18th day of each month hereafter or if any such day is not a Business Day, on the next succeeding Business Day (each, a “Monthly Reporting Date”), a Monthly Report and (ii) at such times as any of the Agents shall reasonably request, a listing by Obligor of all Receivables together with an aging of all Receivables. Subject to the limitations set forth in Section 7.12, concurrent with the delivery of each Monthly Report, the Servicer may, but is not obligated to, provide an updated Schedule C so long as such updated Schedule C only adds new accounts and deletes previously listed accounts which have been closed. Upon such delivery, Schedule C attached hereto shall be automatically replaced in its entirety with such updated Schedule C without the consent of any other party hereto.

(b) In addition, on each Interim Reporting Date, the Servicer shall prepare and send to each of the Agents an Interim Report as of the close of business on the prior Business Day or week, as applicable; provided that the Servicer may provide an unsigned Interim Report by e-mail so long as such e-mail transmission confirms that such Interim Report is final and the Servicer delivers a signed hard copy by facsimile or mail within two Business Days.

ARTICLE IX
AMORTIZATION EVENTS

Section 9.1. Amortization Events. The occurrence of any one or more of the following events shall constitute an Amortization Event:

(a) (i) Except as provided in paragraph 9.1(e), any Seller Party shall fail to make any payment or deposit required hereunder when due and, for any such payment or deposit which is not in respect of Capital, such failure continues for two (2) Business Days, or (ii) any Seller Party shall fail to perform or observe any term, covenant or agreement hereunder (other than as referred to in clause (i) of this paragraph (a) and paragraph 9.1(e)) and such failure shall continue for five (5) consecutive Business Days.

(b) Any representation, warranty, certification or statement made by any Seller Party in this Agreement, any other Transaction Document to which it is a party or in any other document delivered pursuant hereto or thereto shall prove to have been incorrect in any material respect when made or deemed made.

(c) Failure of Seller to pay any Indebtedness when due; or the default by Seller in the performance of any term, provision or condition contained in any agreement under which any such Indebtedness was created or is governed, the effect of which is to cause, or to permit the holder or holders of such Indebtedness to cause, such Indebtedness to become due prior to its stated maturity; or any such Indebtedness of Seller shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the date of maturity thereof.

(d) (i) Any Seller Party shall generally not pay its debts as such debts become due or shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors; or (ii) any proceeding shall be instituted by or against any Seller Party or any of its Subsidiaries seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property or (iii) any Seller Party or any of its Subsidiaries shall take any action to authorize any of the actions set forth in clauses (i) or (ii) above in this subsection (d).

(e) Seller shall fail to comply with the terms of Section 2.5 hereof, or, on any day, the Aggregate Capital shall exceed the Purchase Limit on such day.

(f) As of the last day of any Measurement Period:

(i) the average of the Charged-Off Trigger Ratios for the three Measurement Periods then most recently ended shall exceed 0.9%, or

(ii) the average of the Dilution Ratios for the three Measurement Periods shall exceed (A) 2.75% for the three Measurement Periods ending in July, August, September or October of any year, or (B) 2.4% for the three Measurement Periods ending in November, December, January, February, March, April, May or June of any year.

(g) A Change of Control shall occur.

(h) One or more final judgments for the payment of money shall be entered against Seller on claims not covered by insurance or as to which the insurance carrier has denied its responsibility, and such judgment shall continue unsatisfied and in effect for fifteen (15) consecutive days without a stay of execution.

(i) The occurrence of any Termination Event or the Termination Date (each as defined in the Receivable Sale Agreement) shall occur.

(j) This Agreement shall terminate in whole or in part (except in accordance with its terms), or shall cease to be effective or to be the legally valid, binding and enforceable obligation of Seller, or any Obligor shall directly or indirectly contest in any manner such effectiveness, validity, binding nature or enforceability, or the Administrative Agent for the benefit of the Purchasers shall cease to have a valid and perfected first priority security interest in the Receivables.

(k) As of the last day of any Measurement Period ending during the periods specified in the table below, the average of the three Measurement Periods then most recently ended for the Outstanding Balance of all Receivables included in the Purchaser Interests (regardless of whether they are Eligible Receivables on the date of determination) as to which any payment, or part thereof, remains unpaid for 61 days or more from the original due date for such payment shall exceed the percentage specified in the table below opposite such period:

Period in Which Measurement Period Ends	Applicable Percentage

May or December	20.00%

June, October or November	25.00%

July	27.00%

August or September	29.00%

At all other times	16.50%

(l) (i) Any Loan Party (this and other capitalized terms in this Section 9.1(l) are used with the meanings attributed thereto in the Credit Agreement unless otherwise specified) or any Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, but after giving effect to any applicable grace periods) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto (in each case, after giving effect to any applicable grace periods), or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness or such Guarantee to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Restricted Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Restricted Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount.

(m) Ferrellgas shall fail to maintain a Consolidated Interest Coverage Ratio (as defined in the Credit Agreement) of at least 2.50 to 1.00.

(n) Ferrellgas shall fail to maintain a Consolidated Senior Secured Leverage Ratio (as defined in the Credit Agreement) of not greater than 2.50 to 1.00.

(o) Ferrellgas shall fail to maintain a Consolidated Leverage Ratio (as defined in the Credit Agreement) of not greater than 5.0 to 1.0.

(p) Seller shall fail to hold at least one Board of Directors’ meeting in each fiscal year beginning with fiscal year 2010.

(q) Any Person shall be appointed as an Independent Director of the Seller without prior notice thereof having been given to the Administrative Agent in accordance with Section 7.3(h) or without the written acknowledgement by the Administrative Agent that such Person conforms, in the reasonable judgment of the Administrative Agent based on the Seller’s representations, with the criteria set forth in the definition herein of “Independent Director.”

Section 9.2. Remedies. Upon the occurrence and during the continuation of an Amortization Event, the Administrative Agent may, or upon the direction of the Required Committed Purchasers, the Administrative Agent shall, take any of the following actions: (i) replace the Person then acting as Servicer (if not previously replaced), (ii) declare the Amortization Date to have occurred, whereupon the Amortization Date shall forthwith occur, without demand, protest or further notice of any kind, all of which are hereby expressly waived by each Seller Party; provided, however, that upon the occurrence of an Amortization Event described in Section 9.1(d), or of an actual or deemed entry of an order for relief with respect to any Seller Party under the Federal Bankruptcy Code, the Amortization Date shall automatically occur, without demand, protest or any notice of any kind, all of which are hereby expressly waived by each Seller Party, and (iii) notify Obligors of the Purchasers’ interest in the Receivables. The aforementioned rights and remedies shall be without limitation, and shall be in addition to all other rights and remedies of the Agents and the Purchasers otherwise available under any other provision of this Agreement, by operation of law, at equity or otherwise, all of which are hereby expressly preserved, including, without limitation, all rights and remedies provided under the UCC, all of which rights shall be cumulative.

ARTICLE X
INDEMNIFICATION

Section 10.1. Indemnities by the Seller Parties. Without limiting any other rights that any of the Agents or Purchasers may have hereunder or under applicable law, (A) Seller hereby agrees to indemnify (and pay upon demand to) each of the Agents and Purchasers and their respective assigns, officers, directors, agents and employees (each an “Indemnified Party”) from and against any and all damages, losses, claims, taxes, liabilities, costs, expenses including reasonable attorneys’ fees (which attorneys may be employees of such Agent or such Purchaser) and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them arising out of or as a result of this Agreement or the acquisition, either directly or indirectly, by a Purchaser of an interest in the Receivables, and (B) the Servicer hereby agrees to indemnify (and pay upon demand to) each Indemnified Party for Indemnified Amounts awarded against or incurred by any of them arising out of the Servicer’s activities as Servicer hereunder excluding, however, in all of the foregoing instances under the preceding clauses (A) and (B):

(a) Indemnified Amounts to the extent a final judgment of a court of competent jurisdiction holds that such Indemnified Amounts resulted from gross negligence or willful misconduct on the part of the Indemnified Party seeking indemnification;

(b) Indemnified Amounts to the extent the same includes losses in respect of Receivables that are uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor; or

(c) taxes imposed by the jurisdiction in which such Indemnified Party’s principal executive office is located, on or measured by the overall net income of such Indemnified Party to the extent that the computation of such taxes is consistent with the characterization for income tax purposes of the acquisition by the Purchasers of Purchaser Interests as a loan or loans by the Purchasers to Seller secured by the Receivables and Related Security;

provided, however, that nothing contained in this sentence shall limit the liability of any Seller Party or limit the recourse of the Purchasers to any Seller Party for amounts otherwise specifically provided to be paid by such Seller Party under the terms of this Agreement. Without limiting the generality of the foregoing indemnification, Seller shall indemnify the Agents and the Purchasers for Indemnified Amounts (including, without limitation, losses in respect of uncollectible receivables, regardless of whether reimbursement therefor would constitute recourse to Seller or the Servicer) relating to or resulting from:

(i) any representation or warranty made by any Seller Party or Originator (or any officers of any such Person) under or in connection with this Agreement, any other Transaction Document or any other information or report delivered by any such Person pursuant hereto or thereto, which shall have been false or incorrect when made or deemed made;

(ii) the failure by Seller, the Servicer or Originator to comply with any applicable law, rule or regulation with respect to any Receivable or Contract related thereto, or the nonconformity of any Receivable or Contract included therein with any such applicable law, rule or regulation or any failure of Originator to keep or perform any of its obligations, express or implied, with respect to any Contract;

(iii) any failure of Seller, the Servicer or Originator to perform its duties, covenants or other obligations in accordance with the provisions of this Agreement or any other Transaction Document;

(iv) any products liability, personal injury or damage suit, or other similar claim arising out of or in connection with merchandise, insurance or services that are the subject of any Contract or any Receivable;

(v) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or service related to such Receivable or the furnishing or failure to furnish such merchandise or services;

(vi) the commingling of Collections at any time with other funds;

(vii) any investigation, litigation or proceeding related to or arising from this Agreement or any other Transaction Document, the transactions contemplated hereby, the use of the proceeds of an Incremental Purchase or a Reinvestment, the ownership of the Purchaser Interests or any other investigation, litigation or proceeding relating to Seller, the Servicer or Originator in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby;

(viii) any inability to litigate any claim against any Obligor in respect of any Receivable as a result of such Obligor being immune from civil and commercial law and suit on the grounds of sovereignty or otherwise from any legal action, suit or proceeding;

(ix) any Amortization Event described in Section 9.1(d);

(x) any failure of Seller to acquire and maintain legal and equitable title to, and ownership of all or any portion of the Receivables from Originator, free and clear of any Adverse Claim (other than as created hereunder); or any failure of Seller to give reasonably equivalent value to Originator under the Receivable Sale Agreement in consideration of the transfer by Originator of any portion of the Receivables, or any attempt by any Person to void such transfer under statutory provisions or common law or equitable action;

(xi) any failure to vest and maintain vested in the Administrative Agent for the benefit of the Purchasers, or to transfer to the Administrative Agent for the benefit of the Purchasers, legal and equitable title to, and ownership of, a first priority perfected undivided percentage ownership interest (to the extent of the Purchaser Interests contemplated hereunder) or security interest in the Receivables and Related Security, free and clear of any Adverse Claim (except as created by the Transaction Documents);

(xii) the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to the Receivables, and the proceeds of any thereof, whether at the time of any Incremental Purchase or Reinvestment or at any subsequent time;

(xiii) any action or omission by any Seller Party which reduces or impairs the rights of the Agents or the Purchasers with respect to any Receivable or the value of any such Receivable;

(xiv) any attempt by any Person to void any Incremental Purchase or Reinvestment hereunder under statutory provisions or common law or equitable action; and

(xv) the failure of any Receivable included in the calculation of the Net Receivables Balance to be an Eligible Receivable at the time so included.

Section 10.2. Increased Cost and Reduced Return.

(a) If after the date hereof, any Affected Entity shall be charged any fee, expense or increased cost on account of the adoption of any applicable law, rule or regulation (including any applicable law, rule or regulation regarding capital adequacy), any accounting principles or any change therein in any of the foregoing, or any change in the interpretation or administration thereof by the Financial Accounting Standards Board (“FASB”), any governmental authority, any central bank or any comparable agency charged with the interpretation or administration thereof, or compliance with any request or directive (whether or not having the force of law) of any such authority or agency (a “Regulatory Change”): (i) which subjects any Affected Entity to any charge or withholding on or with respect to this Agreement, any Funding Agreement or an Affected Entity’s obligations under this Agreement or a Funding Agreement, or on or with respect to the Receivables, or changes the basis of taxation of payments to any Affected Entity of any amounts payable under this Agreement or any Funding Agreement (except for changes in the rate of tax on the overall net income of an Affected Entity) or (ii) which imposes, modifies or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of an Affected Entity, or credit extended by an Affected Entity pursuant to this Agreement or a Funding Agreement or (iii) which imposes any other condition the result of which is to increase the cost to an Affected Entity of performing its obligations under this Agreement or a Funding Agreement, or to reduce the rate of return on an Affected Entity’s capital as a consequence of its obligations under this Agreement or a Funding Agreement, or to reduce the amount of any sum received or receivable by an Affected Entity under this Agreement or a Funding Agreement or to require any payment calculated by reference to the amount of interests or loans held or interest received by it, then, upon demand by the applicable Purchaser, the Seller shall pay to such Purchaser, for the benefit of the relevant Affected Entity, such amounts charged to such Affected Entity or compensate such Affected Entity for such reduction.

(b) Payment of any sum pursuant to this Section 10.2 shall be made by the Seller to the applicable Purchaser, for the benefit of the relevant Affected Entity, not later than ten (10) days after any such demand is made. A certificate of any Affected Entity, signed by an authorized officer claiming compensation under this Section 10.2 and setting forth in reasonable detail the additional amount to be paid for its benefit and explaining the manner in which such amount was determined shall be presumptive evidence of the amount to be paid, absent manifest error. Amounts under this Section 10.2 may be demanded at any time within 180 days after the incurrence of such amount without regard to the timing of issuance of any financial statement by Seller, any Purchaser or any Affected Entity.

Section 10.3. Other Costs and Expenses. Seller shall pay to the Agents within 45 days after presentation of an invoice therefor setting forth in reasonable detail the basis for the fees and charges therein all costs and out-of-pocket expenses in connection with the preparation, execution, delivery and administration of this Agreement, the transactions contemplated hereby and the other documents to be delivered hereunder, including without limitation, the cost of the Administrative Agent’s auditors auditing the books, records and procedures of Seller, reasonable fees and out-of-pocket expenses of shared legal counsel for the Agents with respect thereto and with respect to advising the Agents as to their respective rights and remedies under this Agreement. Seller shall pay to each of the Agents and Purchasers within 45 days after presentation of an invoice therefor setting forth in reasonable detail the basis for the fees and charges therein any and all costs and expenses of the Agents and the Purchasers, if any, including the reasonable fees and expenses of counsel in connection with the enforcement of this Agreement and the other documents delivered hereunder and in connection with any restructuring or workout of this Agreement or such documents, or the administration of this Agreement following an Amortization Event.

ARTICLE XI
THE AGENTS

Section 11.1. Authorization and Action. Each Purchaser hereby designates and appoints Wells to act as its administrative agent hereunder and under each other Transaction Document, and authorizes the Administrative Agent to take such actions as Administrative Agent on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of this Agreement and the other Transaction Documents together with such powers as are reasonably incidental thereto. Each member of the Starbird Group hereby designates and appoints the Starbird Group Agent to act as its managing agent hereunder, and authorizes the Starbird Group Agent to take such actions as managing agent on its behalf and to exercise such powers as are delegated to such managing agent by the terms of this Agreement, together with such powers as are reasonably incidental thereto. Each of Wells and Fifth Third hereby designates and appoints itself to act as its managing agent hereunder, and authorizes itself to take such actions as managing agent on its behalf and to exercise such powers as are delegated to such managing agent by the terms of this Agreement, together with such powers as are reasonably incidental thereto. Each of the Agents hereby agrees to deliver a copy of each notice, certificate or report received by it from the Seller Parties to the applicable Purchasers promptly after receipt thereof. The Agents shall not have any duties or responsibilities, except those expressly set forth herein or in any other Transaction Document, or any fiduciary relationship with any Purchaser, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of any of the Agents shall be read into this Agreement or any other Transaction Document or otherwise exist for any of the Agents. In performing its functions and duties hereunder and under the other Transaction Documents, the Administrative Agent shall act solely as agent for the Purchasers and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for any Seller Party or any of such Seller Party’s successors or assigns, and each of the Agents shall act solely as agent for its Purchaser Group and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for any Seller Party, any of such Seller Party’s successors or assigns, or any other Purchaser. None of the Agents shall be required to take any action that exposes it to personal liability or that is contrary to this Agreement, any other Transaction Document or applicable law. The appointment and authority of the Agents hereunder shall terminate upon the indefeasible payment in full of all Aggregate Unpaids. Each of the Purchasers hereby authorizes the Administrative Agent to file UCC financing statements and execute the Blocked Account Agreement on behalf of such Purchaser (the terms of which shall be binding on such Purchaser).

Section 11.2. Delegation of Duties. Each of the Agents may execute any of its duties under this Agreement and each other Transaction Document by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. None of the Agents shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 11.3. Exculpatory Provisions. None of the Agents nor any of its directors, officers, agents or employees shall be (i) liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement or any other Transaction Document (except for its, their or such Person’s own gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Purchasers or other Agents for any recitals, statements, representations or warranties made by any Seller Party contained in this Agreement, any other Transaction Document or any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement, or any other Transaction Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, or any other Transaction Document or any other document furnished in connection herewith or therewith, or for any failure of any Seller Party to perform its obligations hereunder or thereunder, or for the satisfaction of any condition specified in Article VI, or for the perfection, priority, condition, value or sufficiency of any collateral pledged in connection herewith. None of the Agents shall be under any obligation to any Purchaser or any other Agent to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement or any other Transaction Document, or to inspect the properties, books or records of the Seller Parties. None of the Agents shall be deemed to have knowledge of any Amortization Event or Potential Amortization Event unless such Agent has received notice from Seller or a Purchaser.

Section 11.4. Reliance by Agents. The Agents shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to Seller), independent accountants and other experts selected by such Agent. Each of the Agents shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Document unless it shall first receive such advice or concurrence of such Purchasers as it deems appropriate and it shall first be indemnified to its satisfaction by the applicable Purchasers, provided that unless and until such Agent shall have received such advice, such Agent may take or refrain from taking any action, as such Agent shall deem advisable and in the best interests of the Purchasers. Each of the Agents shall in all cases be fully protected in acting, or in refraining from acting, in accordance with a request of the Required Committed Purchasers or all of the Purchasers, as applicable, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Purchasers.

Section 11.5. Non-Reliance on Agents and Other Purchasers. Each Purchaser expressly acknowledges that none of the Agents, nor any of such Agent’s officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by any Agent hereafter taken, including, without limitation, any review of the affairs of any Seller Party, shall be deemed to constitute any representation or warranty by such Agent. Each Purchaser represents and warrants to the Agents that it has and will, independently and without reliance upon any of the Agents or any other Purchaser and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of Seller and made its own decision to enter into this Agreement, the other Transaction Documents and all other documents related hereto or thereto.

Section 11.6. Reimbursement and Indemnification. The Committed Purchasers agree to reimburse and indemnify the Administrative Agent and its officers, directors, employees, representatives and agents ratably according to their respective Commitments, to the extent not paid or reimbursed by the Seller Parties (i) for any amounts for which the Administrative Agent, acting in its capacity as Administrative Agent, is entitled to reimbursement by the Seller Parties hereunder and (ii) for any other expenses incurred by the Administrative Agent, in its capacity as Administrative Agent and acting on behalf of the Purchasers, in connection with the administration and enforcement of this Agreement and the other Transaction Documents. Each of the Liquidity Banks agrees to reimburse and indemnify the Starbird Group Agent and its officers, directors, employees, representatives and agents ratably according to their respective Commitments, to the extent not paid or reimbursed by the Seller Parties (i) for any amounts for which the Starbird Group Agent, acting in its capacity as such, is entitled to reimbursement by the Seller Parties hereunder and (ii) for any other expenses incurred by the Starbird Group Agent, in its capacity as such and acting on behalf of the Starbird Group, in connection with the administration and enforcement of this Agreement and the other Transaction Documents.

Section 11.7. Agents in their Individual Capacity. Each of the Agents, the Purchasers and their respective Affiliates may make loans to, accept deposits from and generally engage in any kind of business with Seller or any Affiliate of Seller as though it were not an Agent or a Purchaser (as applicable) hereunder. With respect to the acquisition of Purchaser Interests pursuant to this Agreement, the Agent shall have the same rights and powers under this Agreement in its individual capacity as any Purchaser and may exercise the same as though it were not the Agent, and the terms “Liquidity Bank” and “Liquidity Banks” shall include Wells and the terms “Committed Purchaser,” “Committed Purchasers,” “Purchaser” and “Purchasers” shall include Wells and Fifth Third.

Section 11.8. Successor Administrative Agent. The Administrative Agent may, upon five days’ notice to Seller and the Purchasers, and the Administrative Agent will, upon the direction of all of the Purchasers (other than the Administrative Agent, in its individual capacity) resign as Administrative Agent. If the Administrative Agent shall resign, then the Required Committed Purchasers during such five-day period shall appoint from among the Purchasers a successor administrative agent. If for any reason no successor Administrative Agent is appointed by the Required Committed Purchasers during such five-day period, then effective upon the termination of such five day period, the Purchasers shall perform all of the duties of the Administrative Agent hereunder and under the other Transaction Documents and Seller and the Servicer (as applicable) shall make all payments in respect of the Aggregate Unpaids directly to the applicable Purchasers and for all purposes shall deal directly with the Purchasers. After the effectiveness of any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Transaction Documents and the provisions of this Article XI and Article X shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and under the other Transaction Documents.

ARTICLE XII
ASSIGNMENTS; PARTICIPATIONS

Section 12.1. Assignments.

(a) Each of the Seller Parties and the Committed Purchasers hereby agrees and consents to the complete or partial assignment by Starbird of all or any portion of its rights under, interest in, title to and obligations under this Agreement to the Liquidity Banks pursuant to a Funding Agreement or to any other commercial paper conduit administered by BNP Paribas, acting through its New York Branch, or one of its Affiliates that issues commercial paper which is rated A-1 or better by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and P-1 by Moody’s Investor Service, Inc., and upon such assignment, Starbird shall be released from its obligations so assigned. Further, Seller and each of the Committed Purchasers hereby agrees that any assignee of Starbird of Starbird’s right, title and interest in, to and under this Agreement or all or any of the Purchaser Interests of Starbird shall have all of the rights and benefits under this Agreement as if the term “Starbird” explicitly referred to such party, and no such assignment shall in any way impair the rights and benefits of Starbird hereunder. Neither Seller nor the Servicer shall have the right to assign its rights or obligations under this Agreement without the prior written consent of each of the Agents.

(b) Any Liquidity Bank may at any time and from time to time assign to one or more Persons (“Purchasing Liquidity Banks”) all or any part of its rights and obligations under this Agreement pursuant to an assignment agreement, in a form reasonably acceptable to the parties thereto, Seller, the Starbird Group Agent and the Administrative Agent (the “Assignment Agreement”) executed by such Purchasing Liquidity Bank and such selling Liquidity Bank. The consent of Starbird shall be required prior to the effectiveness of any such assignment (such consent not to be unreasonably withheld or delayed). Each assignee of a Liquidity Bank must have a short-term debt rating of A-1 or better by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and P-1 by Moody’s Investor Service, Inc. and must agree to deliver to the Starbird Group Agent, promptly following any request therefor by the Starbird Group Agent or Starbird, an enforceability opinion in form and substance satisfactory to the Starbird Group Agent and Starbird. Upon delivery of the executed Assignment Agreement to the Starbird Group Agent and the Administrative Agent, such selling Liquidity Bank shall be released from its obligations hereunder to the extent of such assignment. Thereafter the Purchasing Liquidity Bank shall for all purposes be a Liquidity Bank party to this Agreement and shall have all the rights and obligations of a Liquidity Bank under this Agreement to the same extent as if it were an original party hereto and no further consent or action by Seller, the Purchasers or the Agents shall be required.

(c) Each of the Liquidity Banks agrees that in the event that it shall cease to have a short-term debt rating of A-1 or better by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and P-1 by Moody’s Investor Service, Inc. (an “Affected Liquidity Bank”), such Affected Liquidity Bank shall be obliged, at the request of Starbird or the Starbird Group Agent, to assign all of its rights and obligations hereunder to (x) another Liquidity Bank or (y) another funding entity nominated by the Starbird Group Agent and acceptable to Starbird, and willing to participate in this Agreement through the Liquidity Termination Date in the place of such Affected Liquidity Bank; provided that the Affected Liquidity Bank receives payment in full, pursuant to an Assignment Agreement, of an amount equal to such Liquidity Bank’s Pro Rata Share of the Aggregate Capital and Yield owing to the Liquidity Banks and all accrued but unpaid fees and other costs and expenses payable in respect of its Pro Rata Share of the Purchaser Interests of the Liquidity Banks.

(d) With the consent of the Seller as long as no Amortization Event has occurred and is continuing (which consent shall not be unreasonably withheld), any Committed Purchaser (other than any Liquidity Bank) (“Selling Purchaser”) may at any time and from time to time assign to one or more Persons (“Purchasing Committed Purchaser”) all or any part of its rights and obligations under this Agreement pursuant to an assignment agreement, in a form reasonably acceptable to the parties thereto, Seller and Administrative Agent (the “Committed Purchaser Assignment Agreement”) executed by such Purchasing Committed Purchaser and such Selling Purchaser. As long as no Amortization Event has occurred and is continuing, each assignee of a Selling Purchaser must have a short-term debt rating of A-1 or better by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and P-1 by Moody’s Investor Service, Inc. Upon delivery of the executed Committed Purchaser Assignment Agreement to the Administrative Agent, such Selling Purchaser shall be released from its obligations hereunder to the extent of such assignment. Thereafter the Purchasing Committed Purchaser shall for all purposes be a Committed Purchaser party to this Agreement and shall have all the rights and obligations of a Committed Purchaser under this Agreement to the same extent as if it were an original party hereto and no further consent or action by Seller, the Purchasers or the Agents shall be required.

Section 12.2. Participations.

(a) Any Liquidity Bank may, in the ordinary course of its business at any time sell to one or more Persons (each, a “Participant”) participating interests in its Pro Rata Share of the Purchaser Interests of the Liquidity Banks, its obligations under any Funding Agreement to which it is a party or any other interest of such Liquidity Bank hereunder. Notwithstanding any such sale by a Liquidity Bank of a participating interest to a Participant, such Liquidity Bank’s rights and obligations under this Agreement shall remain unchanged, such Liquidity Bank shall remain solely responsible for the performance of its obligations hereunder, and the Seller Parties, the Agents and the other Purchasers shall continue to deal solely and directly with such Liquidity Bank in connection with such Liquidity Bank’s rights and obligations under this Agreement. Each Liquidity Bank agrees that any agreement between such Liquidity Bank and any such Participant in respect of such participating interest shall not restrict such Liquidity Bank’s right to agree to any amendment, supplement, waiver or modification to this Agreement, except for any amendment, supplement, waiver or modification described in Section 14.l(b)(i).

(b) Any Committed Purchaser (other than a Liquidity Bank may, in the ordinary course of its business at any time sell to one or more Participants, participating interests in its Purchaser Interests or any other interest of such Committed Purchaser hereunder. Notwithstanding any such sale by such a Committed Purchaser of a participating interest to a Participant, such Committed Purchaser’s rights and obligations under this Agreement shall remain unchanged, such Committed Purchaser shall remain solely responsible for the performance of its obligations hereunder, and Seller, the Agents and the other Purchasers shall continue to deal solely and directly with such Committed Purchaser in connection with such Committed Purchaser’s rights and obligations under this Agreement. Each Committed Purchaser agrees that any agreement between such Committed Purchaser and any such Participant in respect of such participating interest shall not restrict such Committed Purchaser’s right to agree to any amendment, supplement, waiver or modification to this Agreement, except for any amendment, supplement, waiver or modification described in Section 14.l(b)(i).

Section 12.3. Federal Reserve. Notwithstanding any other provision of this Agreement to the contrary, any Purchaser may at any time pledge or grant a security interest in all or any portion of its rights (including, without limitation, any Receivable and any rights to payment of Capital and Yield or CP Costs) under this Agreement to secure obligations of such Purchaser to a Federal Reserve Bank, without notice to or consent of the Seller, any other Purchaser or any Agent; provided that no such pledge or grant of a security interest shall release any Purchaser from any of its obligations hereunder, or substitute any such pledgee or grantee for such Purchaser as a party hereto.

ARTICLE XIII
FUNDING AGREEMENTS

Section 13.1. Funding Agreement Fundings. The parties hereto acknowledge that Starbird may assign all or any portion of its Purchaser Interests to the Liquidity Banks in its Purchaser Group at any time pursuant to a Funding Agreement to finance or refinance the necessary portion of its Purchaser Interests through a funding under such Funding Agreement to the extent available. The fundings under such Funding Agreement will accrue Yield in accordance with Section 4.1. Regardless of whether a funding of Purchaser Interests by such Liquidity Banks constitutes the direct purchase of a Purchaser Interest hereunder, an assignment under a Funding Agreement of a Purchaser Interest originally funded by Starbird or the sale of one or more participations or other interests under a Funding Agreement in such Purchaser Interest, each Liquidity Bank participating in a funding of a Purchaser Interest pursuant to a Funding Agreement shall have the rights and obligations of a “Purchaser” hereunder with the same force and effect as if it had done so directly.

ARTICLE XIV
MISCELLANEOUS

Section 14.1. Waivers and Amendments.

(a) No failure or delay on the part of any of the Agents or Purchasers in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law. Any waiver of this Agreement shall be effective only in the specific instance and for the specific purpose for which given.

(b) No provision of this Agreement may be amended, supplemented, modified or waived except in writing in accordance with the provisions of this Section 14.1(b). The Seller Parties and Administrative Agent, at the direction of the Required Committed Purchasers, may enter into written modifications or waivers of any provisions of this Agreement, provided, however, that no such modification or waiver shall:

(i) without the consent of each affected Purchaser, (A) extend the Liquidity Termination Date or the date of any payment or deposit of Collections by Seller or the Servicer, (B) reduce the rate or extend the time of payment of Yield or any CP Costs (or any component of Yield or CP Costs), (C) reduce any fee payable to the Administrative Agent for the benefit of the Purchasers, (D) except pursuant to Article XII hereof, change the amount of the Capital of any Purchaser, any Liquidity Bank’s Pro Rata Share (except pursuant to a Funding Agreement) or any Committed Purchaser’s Commitment, (E) amend, modify or waive any provision of the definition of Required Committed Purchasers or this Section 14.1(b), (F) consent to or permit the assignment or transfer by Seller of any of its rights and obligations under this Agreement, (G) change the definition of “Required Reserve” or any component thereof, or (H) amend or modify any defined term (or any defined term used directly or indirectly in such defined term) used in clauses (A) through (G) above in a manner that would circumvent the intention of the restrictions set forth in such clauses; or

(ii) without the written consent of the then Administrative Agent, amend, modify or waive any provision of this Agreement if the effect thereof is to affect the rights or duties of such Administrative Agent.

Notwithstanding the foregoing, (A) the Administrative Agent and Seller, with the consent of each Committed Purchaser, may amend this Agreement on terms satisfactory to the Administrative Agent and the Seller to add additional Persons as Committed Purchasers hereunder and (B) the Agents may enter into amendments to modify any of the terms or provisions of Article XI, Article XII, Section 14.13 or any other provision of this Agreement without the consent of the Seller Parties, provided that such amendment has no negative impact upon either of the Seller Parties. Any modification or waiver made in accordance with this Section 14.1 shall apply to each of the Purchasers equally and shall be binding upon the Seller Parties, the Purchasers and the Agents.

Section 14.2. Notices. Except as provided in this Section 14.2, all communications and notices provided for hereunder shall be in writing (including bank wire, telecopy or electronic facsimile transmission or similar writing, and if permitted, e-mail) and shall be given to the other parties hereto at their respective addresses or telecopy numbers set forth on the signature pages hereof or at such other address or telecopy number as such Person may hereafter specify for the purpose of notice to each of the other parties hereto. Each such notice or other communication shall be effective (i) if given by telecopy, upon the receipt thereof, (ii) if given by mail, three (3) Business Days after the time such communication is deposited in the mail with first class postage prepaid or (iii) if given by any other means, when received at the address specified in this Section 14.2. Seller hereby authorizes each of the Agents and the Purchasers to effect purchases based on telephonic notices made by any Person whom such Agent or such Purchaser in good faith believes to be acting on behalf of Seller. Seller agrees to deliver promptly to any Agent a written confirmation of each telephonic notice signed by a Responsible Officer of Seller; provided, however, the absence of such confirmation shall not affect the validity of such notice. If the written confirmation differs from the action taken by any of the Agents or Purchasers, as the case may be, the records of such Agent or such Purchaser, as applicable, shall govern absent manifest error.

Section 14.3. Ratable Payments. If any Purchaser, whether by setoff or otherwise, has payment made to it with respect to any portion of the Aggregate Unpaids owing to such Purchaser (other than payments received pursuant to Section 10.2 or 10.3) in a greater proportion than that received by any other Purchaser entitled to receive a ratable share of such Aggregate Unpaids, such Purchaser agrees, promptly upon demand, to purchase for cash without recourse or warranty a portion of such Aggregate Unpaids held by the other Purchasers so that after such purchase each Purchaser will hold its ratable proportion of such Aggregate Unpaids; provided that if all or any portion of such excess amount is thereafter recovered from such Purchaser, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

Section 14.4. Protection of Ownership Interests of the Purchasers.

(a) Seller agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that may be necessary or desirable, or that any of the Agents may request, to perfect, protect or more fully evidence the Purchaser Interests, or to enable the Agents or the Purchasers to exercise and enforce their rights and remedies hereunder. At any time after the occurrence of an Amortization Event, the Administrative Agent may, or the Administrative Agent may direct Seller or the Servicer to, notify the Obligors of Receivables, at Seller’s expense, of the ownership or security interests of the Purchasers under this Agreement and may also direct that payments of all amounts due or that become due under any or all Receivables be made directly to the Administrative Agent or its designee. Seller or the Servicer (as applicable) shall, at any Purchaser’s request, withhold the identity of such Purchaser in any such notification.

(b) If any Seller Party fails to perform any of its obligations hereunder: (i) any of the Agents or Purchasers may (but shall not be required to) perform, or cause performance of, such obligations, and such Agent’s or such Purchaser’s costs and expenses incurred in connection therewith shall be payable by Seller as provided in Section 10.3, (ii) each Seller Party irrevocably authorizes the Administrative Agent at any time and from time to time in the sole discretion of the Administrative Agent, and appoints the Administrative Agent as its attorney-in-fact, to act on behalf of such Seller Party (A) to execute on behalf of Seller as debtor and to file financing statements necessary or desirable in the Administrative Agent’s sole discretion to perfect and to maintain the perfection and priority of the interest of the Purchasers in the Receivables and (B) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Receivables as a financing statement in such offices as the Administrative Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the interests of the Purchasers in the Receivables. The appointment in the preceding clause (ii) is coupled with an interest and is irrevocable.

Section 14.5. Confidentiality.

(a) Each Seller Party and each Purchaser shall maintain and shall cause each of its employees and officers to maintain the confidentiality of the Fee Letters and the other confidential or proprietary information with respect to any Agent and Starbird and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that such Seller Party and such Purchaser and its officers and employees may disclose such information to such Seller Party’s and such Purchaser’s external accountants and attorneys and as required by any applicable law or order of any judicial or administrative proceeding.

(b) Anything herein to the contrary notwithstanding, each Seller Party hereby consents to the disclosure of any nonpublic information with respect to it (i) to the Agents or the Purchasers by each other, (ii) by any of the Agents or the Purchasers to any prospective or actual assignee or participant of any of them, (iii) by the Starbird Group Agent to any rating agency, Commercial Paper dealer or provider of a surety, guaranty or credit or liquidity enhancement to Starbird or any entity organized for the purpose of purchasing, or making loans secured by, financial assets for which BNP or one of its Affiliates acts as the administrative agent and (iv) to any officers, directors, employees, outside accountants and attorneys of any of the foregoing, provided each such Person is informed of the confidential nature of such information. In addition, the Purchasers and the Agents may disclose any such nonpublic information pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law).

(c) Notwithstanding any other express or implied agreement to the contrary, the parties hereto agree that each of them and each of their employees, representatives, and other agents may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to any of them relating to such tax treatment and tax structure, except where confidentiality is reasonably necessary to comply with U.S. federal or state securities laws. For purposes of this paragraph, the terms “tax treatment” and “tax structure” have the meanings specified in Treasury Regulation section 1.6011-4(c).

Section 14.6. Bankruptcy Petition(a) . Each of the Seller Parties, the Agents and the Committed Purchasers hereby covenants and agrees that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of Starbird, it will not institute against, or join any other Person in instituting against, Starbird any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.

Notwithstanding any provisions contained in this Agreement to the contrary, Starbird shall not or shall not be obligated to, pay any amount, if any, payable by it pursuant to this Agreement or any other Transaction Document unless (i) Starbird has received funds which may be used to make such payment and which funds are not required to repay the Pooled Commercial Paper when due and (ii) after giving effect to such payment, either (x) Starbird could issue Pooled Commercial Paper to refinance all outstanding Pooled Commercial Paper and other outstanding amounts (assuming such outstanding Pooled Commercial Paper and other outstanding amounts matured at such time) in accordance with the program documents governing Starbird’s securitization program or (y) all Pooled Commercial Paper and other outstanding amounts are paid in full.  Any amount which Starbird does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in §101 of the Federal Bankruptcy Code) against or obligation of Starbird for any such insufficiency unless and until Starbird satisfies the provisions of clauses (i) and (ii) above.  The provisions of this Section 14.6 shall survive the termination of this Agreement. For the avoidance of doubt, nothing contained in Section 14.6 shall affect the obligations of any Liquidity Bank under this Agreement.

Section 14.7. Limitation of Liability. Except with respect to any claim arising out of the willful misconduct or gross negligence of any of the Agents or Purchasers, no claim may be made by any Seller Party or any other Person against any of the Agents or Purchasers or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and each Seller Party hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 14.8. CHOICE OF LAW. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF NEW YORK.

Section 14.9. CONSENT TO JURISDICTION. EACH SELLER PARTY HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH PERSON PURSUANT TO THIS AGREEMENT, AND EACH SELLER PARTY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF ANY AGENT OR ANY PURCHASER TO BRING PROCEEDINGS AGAINST ANY SELLER PARTY IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY ANY SELLER PARTY AGAINST ANY AGENT OR ANY PURCHASER OR ANY AFFILIATE OF ANY AGENT OR ANY PURCHASER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH SELLER PARTY PURSUANT TO THIS AGREEMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK, NEW YORK.

Section 14.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, ANY DOCUMENT EXECUTED BY ANY SELLER PARTY PURSUANT TO THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.

Section 14.11. Integration; Binding Effect; Survival of Terms.

(a) This Agreement and each other Transaction Document contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

(b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including any trustee in bankruptcy). This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until terminated in accordance with its terms; provided, however, that the rights and remedies with respect to (i) any breach of any representation and warranty made by any Seller Party pursuant to Article V, (ii) the indemnification and payment provisions of Article X, and Sections 14.5 and 14.6 shall be continuing and shall survive any termination of this Agreement.

Section 14.12. Counterparts; Severability; Section References. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Unless otherwise expressly indicated, all references herein to “Article,” “Section,” “Schedule” or “Exhibit” shall mean articles and sections of, and schedules and exhibits to, this Agreement.

Section 14.13. BNP Roles. Each of the Purchasers acknowledges that BNP acts, or may in the future act, (i) as administrative agent for Starbird, (ii) as issuing and paying agent for the Commercial Paper of Starbird, (iii) to provide credit or liquidity enhancement for the timely payment for Starbird’s Commercial Paper and (iv) to provide other services from time to time for Starbird or any Liquidity Bank (collectively, the “BNP Roles”). Without limiting the generality of this Section 14.13, each Purchaser hereby acknowledges and consents to any and all BNP Roles (except no Purchaser may be required to accept BNP in a BNP Role for such Purchaser without such Purchaser’s written consent, other than the transactions contemplated by this Agreement) and agrees that in connection with any BNP Role, BNP may take, or refrain from taking, any action that it, in its discretion, deems appropriate, including, without limitation, in its role as agent for Starbird, and the giving of notice to any Agent of a mandatory purchase (pursuant to a Funding Agreement).

Section 14.14. Characterization.

(a) It is the intention of the parties hereto that each purchase hereunder shall constitute and be treated as an absolute and irrevocable sale, which purchase shall provide the applicable Purchaser with the full benefits of ownership of the applicable Purchaser Interest. Except as specifically provided in this Agreement, each sale of a Purchaser Interest hereunder is made without recourse to Seller; provided, however, that (i) Seller shall be liable to each of the Purchasers and the Agents for all representations, warranties, covenants and indemnities made by Seller pursuant to the terms of this Agreement, and (ii) such sale does not constitute and is not intended to result in an assumption by any of the Purchasers or the Agents or any assignee thereof of any obligation of Seller or Originator or any other person arising in connection with the Receivables or any other obligations of Seller or Originator.

(b) In addition to any ownership interest which the Administrative Agent may from time to time acquire pursuant hereto, to secure the prompt and complete payment of the Aggregate Unpaids, Seller hereby grants to the Administrative Agent for the ratable benefit of the Purchasers a valid and perfected security interest in all of Seller’s right, title and interest, now existing or hereafter arising, in (i) the Receivables, the Related Security and the Collections, (ii) the Facility Account and the Servicer’s Concentration Account, (iii) Seller’s rights and remedies under the Receivable Sale Agreement, and (iv) all proceeds of any thereof prior to all other liens on and security interests therein. The Agents and the Purchasers shall have, in addition to the rights and remedies that they may have under this Agreement, all other rights and remedies provided to a secured creditor under the UCC and other applicable law, which rights and remedies shall be cumulative.

[The remainder of this page is blank intentionally]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

FERRELLGAS RECEIVABLES, LLC

By:	_/s/ J. Ryan VanWinkle—

Name: Title: Address:	J. Ryan VanWinkle Senior Vice President and Chief Financial Officer One Liberty Plaza

Liberty, MO	64068
Attention:	Cathy Brown
Phone:	(816) 407-2403
Fax:	(816) 792-6887
FERRELLGAS, L.P.

By: Ferrellgas, Inc., its General Partner

By:	_/s/ J. Ryan VanWinkle—

Name: Title: Address:	J. Ryan VanWinkle Senior Vice President and Chief Financial Officer 7500 College Blvd., Suite 1000

Overland Park, Kansas 66210
Attention: James R. VanWinkle
Phone:	(913) 661-1528
Fax:	(913) 661-1537

WELLS FARGO BANK, N.A.,
Individually as Committed Purchaser and as Administrative Agent

By:	/s/ Eero H. Maki—

Name: Title:	Eero H. Maki Director
Address:	Wells Fargo Bank, N.A.

6 Concourse Parkway, Suite 1450
Atlanta, GA 30328
Attention:	Eero Maki
Telephone:	(404) 732-0821
Fax:	(404)	732-0801
E-mail:	Eero.Maki@wellsfargo.com

STARBIRD FUNDING CORPORATION

By:	/s/ Timothy O’Connor

Name: Title:	Timothy O’Connor Vice-President
Address:	114 West 47th Street, Suite 2310 New York, NY 10036 Attention: Frank B. Bilotta Telephone: 212-295-2777 Fax: 212-302-5151 Email: fbilotta@gssnyc.com

BNP PARIBAS, acting through its New York Branch

Individually as Committed Purchaser, as Starbird Group Agent and as Liquidity Bank

By:	/s/ Sean Reddington

Name: Title:	Sean Reddington Managing Director
By:	/s/ Philippe Mojon

Name: Title:	Philippe Mojon Director
Address:	BNP Paribas, New York Branch 787 Seventh Avenue New York, NY 10019 Attention: Doo-Sik Nam Telephone: 212-471-8158 Fax: 212-841-2140 Email: doo-sik.nam@americas.bnpparibas.com

FIFTH THIRD BANK, individually as Committed Purchaser

By:	/s/ Brian Gardner

Name: Title:	Brian Gardner Vice President
Address:	Fifth Third Bank Asset Securitization 38 Fountain Square Plaza MD 109046 Cincinnati, OH 45263 Attention: Charissa Toole Telephone: (513) 534-3799 Fax: (513) 534-0319 E-mail: Charissa.Toole@53.com

EXHIBIT I
DEFINITIONS

As used in this Agreement:

(a) Capitalized terms used and not otherwise defined herein shall have the meanings attributed thereto in the Receivable Sale Agreement (hereinafter defined); and

(b) The following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Accrual Period” means each calendar month, provided that the initial Accrual Period hereunder means the period from (and including) the date of the initial purchase hereunder to (and including) the last day of the calendar month thereafter.

“Administrative Agent” has the meaning set forth in the preamble to this Agreement.

“Administrative Agent’s Fee” means the Administrative Agent’s annual fee set forth in the Administrative Agent’s Fee Letter.

“Administrative Agent’s Fee Letter” means the letter agreement dated as of the date hereof between Seller and the Administrative Agent, as the same may be amended, restated or otherwise modified and in effect from time to time.

“Administrative Agent’s Account” means account no. 2070482789126, account name: Leverage Finance – NC, at Wachovia Bank, National Association, ABA No. 053000219, Reference: Ferrellgas Receivables, LLC, or any other account as the Administrative Agent may indicate from time to time.

“Adverse Claim” means a lien, security interest, charge or encumbrance, or other right or claim in, of or on any Person’s assets or properties in favor of any other Person.

“Affected Entity” means (i) any Committed Purchaser, (ii) any Funding Source, (iii) any agent, administrator or manager of Starbird, or (iv) any bank holding company in respect of any of the foregoing.

“Affected Liquidity Bank” has the meaning specified in Section 12.1(c).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person or any Subsidiary of such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

“Agents” has the meaning set forth in the preamble to this Agreement.

“Aggregate Capital” means, on any date of determination, the aggregate amount of Capital of all Purchaser Interests outstanding on such date.

“Aggregate Reduction” has the meaning specified in Section 1.3.

“Aggregate Reserve Percentage” means, on any date of determination the sum of (a) the Yield Reserve, (b) the Servicing Reserve and (c) the greater of (i) the Dynamic Reserve Percentage and (ii) the Floor Reserve Percentage.

“Aggregate Unpaids” means, at any time, an amount equal to the sum of all accrued and unpaid fees under the Fee Letters, CP Costs, Yield, Aggregate Capital and all other unpaid Recourse Obligations (whether due or accrued) at such time.

“Agreement” means this Receivables Purchase Agreement dated as of April 6, 2010 among Seller, Ferrellgas, the Purchasers and the Agents, as it may be amended, restated or otherwise modified and in effect from time to time.

“Alternate Base Rate” means, on any date of determination, a floating rate per annum equal to the sum of (a) the greater of (i) the Prime Rate, and (ii) the sum of the Federal Funds Effective Rate plus 0.50%, plus (b) the Applicable Margin.

“Amortization Date” means the earliest to occur of (i) the day on which any of the conditions precedent set forth in Section 6.2 are not satisfied, (ii) the Business Day immediately prior to the occurrence of an Amortization Event set forth in Section 9.1(d)(ii), (iii) the Business Day specified in a written notice from the Administrative Agent following the occurrence of any other Amortization Event, and (iv) the date which is 5 Business Days after the Administrative Agent’s receipt of written notice from Seller that it wishes to terminate the facility evidenced by this Agreement.

“Amortization Event” has the meaning specified in Article IX.

“Applicable Margin” means the applicable percentage per annum set forth below determined by reference to the Consolidated Leverage Ratio (as defined in the Credit Agreement) as set forth in the most recent compliance certificate received by the Administrative Agent from the Servicer pursuant to Section 7.2(b) (a “Servicer Compliance Certificate”):

Pricing Level	Consolidated Leverage Ratio	Applicable Margin
1	< 3.0:1	2.50%

2	>3.0:1 but <3.5:1	2.65%

3	>3.5:1 but <4.0:1	2.85%

4	>4.0:1	3.00%

Any increase or decrease in the Applicable Margin resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first day of the month immediately following delivery of a Servicer Compliance Certificate pursuant to Section 7.2(b); provided, however, that (a) each Applicable Margin specified in the table above shall increase by 200 basis points at any time during which an Amortization Event exists and is continuing, (b) if a Servicer Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Committed Purchasers, Pricing Level 4 shall apply, in each case as of the first Business Day after the date on which such Servicer Compliance Certificate was required to have been delivered and in each case shall remain in effect until the date on which such Servicer Compliance Certificate is delivered, and (c) in the event that the Consolidated Leverage Ratio reflected in the most recent Servicer Compliance Certificate is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (i) the Servicer shall immediately deliver to the Agents a corrected Servicer Compliance Certificate for such Applicable Period, (ii) the higher Applicable Margin shall apply for such Applicable Period, and (iii) the Seller shall promptly pay to the Administrative Agent for the benefit of the Purchasers the accrued additional Yield that would have been due and payable at such time as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with this Agreement.

“Applicable Percentage” means (i) 0.50% per annum for April 2010, (ii) 0.75% per annum for any other Accrual Period in which the weighted average Aggregate Capital was less than 50% of the weighted average aggregate of the Commitments, and (iii) 0.50% per annum for any other Accrual Period in which the weighted average Aggregate Capital was equal to or greater than 50%.

“Assignment Agreement” has the meaning set forth in Section 12.1(b).

“Base Dilution Reserve Percentage” means the product of (i) the average of the monthly Dilution Ratios during the 12 most recent Measurement Periods and (ii) the Dilution Horizon Ratio.

“Blocked Account Agreement” means an agreement among the Servicer or the Seller, as applicable, the Administrative Agent and Wells Fargo Bank, N.A. (or other applicable Collection Bank) with respect to the Servicer’s Concentration Account, the Facility Account or such other Collection Account as the Administrative Agent may specify, in form and substance reasonably satisfactory to the parties thereto.

“BNP” has the meaning set forth in the preamble to this Agreement.

“Broken Funding Costs” means for any Purchaser Interest of Starbird which: (i) has its Capital reduced without compliance by Seller with the notice requirements hereunder or (ii) does not become subject to an Aggregate Reduction following the delivery of any Reduction Notice or (iii) is assigned under a Funding Agreement or is terminated prior to the date on which it was originally scheduled to end; an amount equal to the excess, if any, of (A) the CP Costs that would have accrued during the remainder of the tranche periods for Commercial Paper determined by the applicable Starbird Group Agent to relate to such Purchaser Interest (as applicable) subsequent to the date of such reduction, assignment or termination (or in respect of clause (ii) above, the date such Aggregate Reduction was designated to occur pursuant to the Reduction Notice) of the Capital of such Purchaser Interest if such reduction, assignment or termination had not occurred or such Reduction Notice had not been delivered, over (B) the sum of (x) to the extent all or a portion of such Capital is allocated to another Purchaser Interest, the amount of CP Costs or Yield actually accrued during the remainder of such period on such Capital for the new Purchaser Interest, and (y) to the extent such Capital is not allocated to another Purchaser Interest, the income, if any, actually received during the remainder of such period by the holder of such Purchaser Interest from investing the portion of such Capital not so allocated. In the event that the amount referred to in clause (B) exceeds the amount referred to in clause (A), the relevant Purchaser or Purchasers agree to pay to Seller the amount of such excess. All Broken Funding Costs shall be due and payable hereunder upon demand.

“Business Day” means any day on which banks are not authorized or required to close in New York, New York or Chicago, Illinois and The Depository Trust Company of New York is open for business, and, if the applicable Business Day relates to any computation or payment to be made with respect to LMIR, any day on which dealings in dollar deposits are carried on in the London interbank market.

“Capital” of any Purchaser Interest means, at any time, (A) the Purchase Price of such Purchaser Interest, minus (B) the sum of the aggregate amount of Collections and other payments received by the Administrative Agent which in each case are applied to reduce such Capital in accordance with the terms and conditions of this Agreement; provided that such Capital shall be restored (in accordance with Section 2.5) in the amount of any Collections or other payments so received and applied if at any time the distribution of such Collections or payments are rescinded, returned or refunded for any reason.

“Capital Lease Obligation” has the meaning set forth in the Credit Agreement.

“Change of Control” means (a) a Change of Control under and as defined in the Credit Agreement, or (b) Ferrellgas ceases to own 100% of the outstanding Equity Interests of Seller.

“Charged-Off Receivable” means a Receivable: (i) as to which the Obligor thereof has taken any action, or suffered any event to occur, of the type described in Section 9.1(d) (as if references to Seller Party therein refer to such Obligor); (ii) as to which the Obligor thereof, if a natural person, is deceased, (iii) which, consistent with the Credit and Collection Policy, would be written off Seller’s books as uncollectible, or (iv) which has been identified by Seller as uncollectible.

“Charged-Off Trigger Ratio” means, as of any Cut-Off Date, the ratio (expressed as a percentage) computed by dividing (x) the total amount of Receivables that became Charged-Off Receivables during the Measurement Period ending on such Cut-Off Date, by (y) the aggregate original Outstanding Balance of all Receivables originated during the sixth preceding Measurement Periods.

“Co-Agent” has the meaning set forth in the preamble to this Agreement.

“Collection Account” means each account designated as a “Secondary Collection Account” on Schedule C hereto and each other concentration account, depositary account, lock-box account or similar account (other than the Originator’s Account) in which any Collections are collected or deposited.

“Collection Bank” means any bank at which a Collection Account is maintained.

“Collection Notice” means a notice in the form attached to a Blocked Account Agreement from the Administrative Agent to the Collection Bank party thereto terminating the Servicer’s or Seller’s authority to make withdrawals from each Collection Account subject thereto.

“Collections” means, with respect to any Receivable, all cash collections and other cash proceeds in respect of such Receivable, including, without limitation, all cash proceeds of Related Security with respect to such Receivable and all Deemed Collections (if any) with respect to such Receivable.

“Commercial Paper” means promissory notes of Starbird issued by Starbird in the commercial paper market.

“Commingling Risk Reserve Percentage” means 10%, provided that the Administrative Agent may increase this percentage to 15% if the Collections paid to any Lock-Box or Collection Account that is not swept daily to the Servicer’s Concentration Account or otherwise subject to the Administrative Agent’s control (as defined in the UCC) are less than 45% of total Collections in any Measurement Period.

“Commitment” means for each Committed Purchaser, its commitment to purchase Purchaser Interests from Seller in the aggregate amount set forth on Schedule A hereto, as the same may be updated from time to time pursuant to Section 1.1(b).

“Commitment Availability” mean, as to each Purchaser Group, at any time the positive difference (if any) between (a) the aggregate amount of the Commitments at such time of the members of such Purchaser Group, minus (b) such Purchaser Group’s Capital outstanding at such time.

“Committed Purchaser Interest” means a Purchaser Interest of a Committed Purchaser.

“Committed Purchaser Percentage” means, on any date of determination for each Committed Purchaser, the ratio (expressed as a percentage) of its Commitment to the total of all Committed Purchasers’ Commitments.

“Committed Purchaser Assignment Agreement” has the meaning set forth in Section 12.1(d).

“Committed Purchasers” means Wells, Fifth Third and each of the Liquidity Banks.

“Concentration Percentage” means 15%.

“CP Costs” means, for each day, the sum of (i) discount or yield accrued on Pooled Commercial Paper of Starbird on such day, plus (ii) any and all accrued commissions in respect of placement agents and Commercial Paper dealers, and issuing and paying agent fees incurred, in respect of any Pooled Commercial Paper of Starbird for such day, plus (iii) other costs associated with funding small or odd-lot amounts with respect to all receivable purchase facilities which are funded by Pooled Commercial Paper for Starbird for such day, minus (iv) any accrual of income net of expenses received on such day from investment of collections received under all receivable purchase facilities funded substantially with Pooled Commercial Paper of Starbird, minus (v) any payment received on such day net of expenses in respect of Broken Funding Costs related to the prepayment of any Purchaser Interest of Starbird pursuant to the terms of any receivable purchase facilities funded substantially with Pooled Commercial Paper, plus (vi) the Applicable Margin. In addition to the foregoing costs, if Seller shall request any Incremental Purchase by Starbird during any period of time determined by Starbird in its sole discretion to result in incrementally higher CP Costs applicable to such Incremental Purchase, the Capital associated with any such Incremental Purchase shall, during such period, be deemed to be funded by Starbird in a special pool (which may include capital associated with other receivable purchase facilities) for purposes of determining such additional CP Costs applicable only to such special pool and charged each day during such period against such Capital.

“Credit Agreement” means that certain Credit Agreement, dated as of November 2, 2009, by and among Ferrellgas, the General Partner, each lender from time to time party thereto and Bank of America, N.A. as administrative agent, as in effect on the date of this Agreement and as hereafter amended, restated or otherwise modified from time to time with the consent of the Agents hereunder, regardless of whether the same remains in effect.

“Credit and Collection Policy” means Originator’s credit and collection policies and practices relating to Contracts and Receivables existing on the date hereof and summarized in Exhibit IV to the Receivable Sale Agreement, as modified from time to time in accordance with this Agreement.

“Cut-Off Date” means the last day of each Measurement Period.

“Days Sales Outstanding”  means, as of any day, an amount equal to the product of (1) 91, multiplied by (a) the amount obtained by dividing (i) the aggregate outstanding balance of Receivables as of the most recent Measurement Period, by (ii) the aggregate amount of Receivables created during the three (3) Measurement Periods including and immediately preceding the current Measurement Period.

“Deemed Collections” means Collections deemed to be received by the Originator in accordance with Section 1.3 of the Receivable Sale Agreement. Deemed Collections shall constitute Collections required to be remitted pursuant to Sections 2.2 and 2.3 of this Agreement when and as they are deemed to arise under the Receivables Sale Agreement.

“Default Ratio” means, for any Measurement Period, a ratio (expressed as a percentage) equal to (a) the sum of (i) the aggregate Outstanding Balance of all Receivables as to which any payment or part thereof remains unpaid for more than 90 but less than 121 days after the original due date for such payment and (ii) the aggregate Outstanding Balance of all Receivables that were less than 90 days past due that became Charged-Off Receivables during such Measurement Period, divided by (b) the aggregate Original Balance of all Receivables originated during the fourth preceding Measurement Period.

“Defaulted Receivable” means a Receivable as to which any payment, or part thereof, remains unpaid for more than 61 days from the original due date for such payment.

“Delinquency Trigger Event” means, as of the last day of any Measurement Period, the Delinquency Trigger Ratio for such Measurement Period exceeds (A) 11% for each Measurement Period ending in May through and including October of any year, or (B) 9.1% for each Measurement Period ending in November through and including April of any year.

“Delinquency Trigger Ratio” means, as of any Cut-Off Date, the ratio (expressed as a percentage) computed by dividing (i) the aggregate Outstanding Balance of all Receivables that are Delinquent Receivables as of such Cut-Off Date, by (ii) the aggregate Outstanding Balance of all Receivables as of such Cut-Off Date.

“Delinquent Receivable” means a Receivable as to which any payment, or part thereof, remains unpaid for 31-60 days from the original due date for such payment.

“Dilution Horizon Ratio” means, as of any date of determination, a fraction (expressed as a percentage), the numerator of which equals the aggregate sales generating Receivables originated during the most recently ended Measurement Period (including, without limitation, all invoices, debit memos and Finance Charges), and the denominator of which equals the Net Receivables Balance as of the last day of the most recently ended Measurement Period, or, in each case, a longer period if it is determined during the most recently completed field examination that the average lag between the issuance of credit memoranda and the date of the related invoice is longer than 30 days.

“Dilution Ratio” means, for any Measurement Period, a percentage equal to (i) the aggregate amount of Dilutions which occurred during such Measurement Period divided by (ii) the aggregate sales generating Receivables originated during the preceding Measurement Period.

“Dilution Reserve” means, on any date, an amount equal to (i) the Dilution Reserve Percentage multiplied by (ii) the Net Receivables Balance as of such date.

“Dilution Reserve Percentage” means, as of any date of determination, a percentage calculated in accordance with the following formula:

[(SF x ED) + [(DS — ED) x (DS/ED)]] x DHR

where:

SF	=	2.25;
ED	=	The average of the monthly Dilution Ratios occurring during the 12 most recent Measurement Periods;
DS	=	The highest three-month rolling average of the Dilution Ratios occurring during the 12 most recent Measurement Periods; and
DHR	=	The Dilution Horizon Ratio at such time.

“Dilutions” means, at any time, the aggregate amount of reductions or cancellations described in clause (i) of the definition of “Deemed Collections”.

“Discount Rate” means, if available, LMIR (otherwise, the Alternate Base Rate).

“Dynamic Reserve Percentage” means on any date of determination, the sum of the Loss Reserve Percentage and the Dilution Reserve Percentage.

“Eligible Receivable” means, at any time, a Receivable:

(i) the Obligor of which (a) if a natural person, is a resident of the United States or, if a corporation or other business organization, is organized under the laws of the United States or any political subdivision thereof and has its chief executive office in the United States; (b) is not an Affiliate of any of the parties hereto; and (c) is not a Governmental Authority against which claims may only be assigned in compliance with the Federal Assignment of Claims Act or similar legislation (each such Receivable, the Obligor of which is a Governmental Authority against which claims may only be assigned in compliance with the Federal Assignment of Claims Act or similar legislation, being a “Government Receivable”), except that a portion of Government Receivables not to exceed 2% of the aggregate Outstanding Balance of all Receivables may be included as “Eligible Receivables”,

(ii) the Obligor of which is not the Obligor on Defaulted Receivables, the aggregate Outstanding Balance of which exceeds 50% of such Obligor’s total Receivables,

(iii) which is not, on any date of determination, a Defaulted Receivable, a Charged-Off Receivable, or, if a Delinquency Trigger Event has occurred, a Delinquent Receivable,

(iv) which by its terms is due and payable within 30 days of the original billing date therefore and has not had its payment terms extended, provided that Receivables due and payable between 31 and 90 days of the original billing date in an aggregate amount not to exceed 10% of total Receivables may be included in Eligible Receivables,

(v) which is an “account” within the meaning of Article 9 of the UCC of all applicable jurisdictions,

(vi) which is denominated and payable only in United States dollars in the United States,

(vii) which arises under an invoice, which, together with such Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms subject to no offset, counterclaim or other defense,

(viii) which arises under an invoice which (A) does not require the Obligor under such invoice to consent to the transfer, sale or assignment of the rights and duties of Originator or any of its assignees under such invoice and (B) does not contain a confidentiality provision that purports to restrict the ability of the Administrative Agent to exercise its rights, on behalf of the Purchasers, under the Transaction Documents, including, without limitation, its right to review such invoice,

(ix) which arises under an invoice that contains an obligation to pay a specified sum of money, contingent only upon the sale of propane or the provision of services by Originator,

(x) which, together with the invoice related thereto, does not contravene any law, rule or regulation applicable thereto (including, without limitation, any law, rule and regulation relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no part of the invoice related thereto is in violation of any such law, rule or regulation,

(xi) which satisfies all material requirements of the Credit and Collection Policy,

(xii) which was generated in the ordinary course of Originator’s business,

(xiii) which arises solely from the sale of propane or the provision of services to the related Obligor by Originator, and not by any other Person (in whole or in part),

(xiv) as to which the Administrative Agent has not notified Seller that the Administrative Agent has determined, in the exercise of its commercially reasonable credit judgment, that such Receivable or class of Receivables is not acceptable as an Eligible Receivable,

(xv) which is not subject to any right of rescission, set-off, counterclaim, any other defense (including defenses arising out of violations of usury laws) of the applicable Obligor against Originator or any other Adverse Claim, and the Obligor thereon holds no right as against Originator to cause Originator to repurchase the propane the sale of which shall have given rise to such Receivable (except with respect to sale discounts effected pursuant to the invoice, or defective goods returned in accordance with the terms of the invoice),

(xvi) as to which Originator has satisfied and fully performed all obligations on its part with respect to such Receivable required to be fulfilled by it, and no further action is required to be performed by any Person with respect thereto other than payment thereon by the applicable Obligor,

(xvii) in which Seller’s ownership interest therein is free and clear of any Adverse Claim other than a first priority perfected security interest in favor of the Administrative Agent, and

(xviii) which is reported on PeopleSoft.

Notwithstanding the foregoing, Receivables associated with the “level-pay program" shall be Eligible Receivables to the extent that the aggregate amount of such Receivables does not exceed 20% of total Receivables. For the avoidance of doubt, Receivables associated with the “level-pay program” shall be counted towards the percentage in the preceding sentence and shall be Eligible Receivables only if the account balance of the Obligor participating in the level-pay program is a debit.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Existing Purchase Agreement” has the meaning set forth in the Preliminary Statements.

“Facility Account” means the account in the name of the Seller at Wells Fargo Bank in Dallas, Texas designated on Schedule C hereof as the “Facility Account” or such other account designated in writing by the Seller or the Servicer and the Administrative Agent as being the “Facility Account.”

“Facility Termination Date” means the earlier of (i) the Liquidity Termination Date, (ii) the Amortization Date and (iii) August 2, 2012, if, by August 2, 2012, the term “Maturity Date” (as defined in the Credit Agreement) has not been amended to cause the Credit Agreement to mature on a date occurring after the Liquidity Termination Date, which amendment shall not be on terms having a material adverse effect on the rights of the Agents and the Purchasers. For avoidance of doubt, amendments to the Credit Agreement extending the Maturity Date beyond the Liquidity Termination Date shall not require the consent of Agents.

“Federal Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as amended and any successor statute thereto.

“Federal Funds Effective Rate” means, for any period, a fluctuating interest rate per annum for each day during such period equal to (a) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the preceding Business Day) by the Federal Reserve Bank of New York in the Composite Closing Quotations for U.S. Government Securities; or (b) if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:30 a.m. (Chicago time) for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” means each of the Administrative Agent’s Fee Letter and the Purchasers’ Fee Letter.

“Ferrellgas” has the meaning set forth in the preamble to this Agreement.

“Fifth Third” has the meaning set forth in the preamble to this Agreement.

“Floor Reserve Percentage” means the sum of the Concentration Percentage, the Base Dilution Reserve Percentage and the Commingling Risk Reserve Percentage.

“Funding Agreement” means any agreement or instrument executed by any Funding Source with or for the benefit of Starbird.

“Funding Source” means with respect to Starbird (i) any Liquidity Bank or (ii) any insurance company, bank or other funding entity providing liquidity, credit enhancement or back-up purchase support or facilities to Starbird.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“General Partner” means Ferrellgas, Inc., a Delaware corporation and the sole general partner of Originator.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Group Purchase Limit” means, for each Purchaser Group, (a) in the case of Starbird Group, the sum of the Commitments of the Liquidity Banks in such Purchaser Group, and (b) in the case of any other Purchaser Group, the applicable Committed Purchaser’s Commitment.

“Growth Related Capital Expenditures” means, with respect to any Person, all capital expenditures by such Person made to improve or enhance the existing capital assets or to increase the customer base of such Person or to acquire or construct new capital assets (but excluding capital expenditures made to maintain, up to the level thereof that existed at the time of such expenditure, the operating capacity of the capital assets of such Person as such assets existed at the time of such expenditure).

“Guaranty Obligation” means, as to any Person, any direct or indirect liability of that Person, whether or not contingent, with or without recourse, with respect to any Indebtedness, lease, dividend, distribution, letter of credit or other obligation (the “primary obligations”) of another Person (the “primary obligor”), including any obligation of that Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof. The amount of any Guaranty Obligation shall be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under (a) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (b) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

“Indebtedness” of any Person means, without duplication: (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business on ordinary terms); (c) all non-contingent reimbursement or payment obligations with respect to Surety Instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all Capital Lease Obligations; (g) all Hedging Obligations; (h) all obligations in respect of Accounts Receivable Securitizations (as defined in the Credit Agreement); (i) all indebtedness referred to in clauses (a) through (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Adverse Claim upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (j) all Guaranty Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above; provided, however, that “Indebtedness” shall not include Synthetic Lease Obligations.

“Incremental Purchase” means a purchase of one or more Purchaser Interests which increases the total outstanding Aggregate Capital hereunder.

“Independent Director” means a member of the Board of Directors of Seller who (i) shall not have been at the time of such Person’s appointment or at any time during the preceding five years, and shall not be as long as such Person is a director of the Seller, (A) a director, officer, employee, partner, shareholder, member, manager or Affiliate of any of the following Persons (collectively, the “Independent Parties”): the Servicer, the Originator, the General Partner or any of their respective Subsidiaries or Affiliates (other than the Seller), (B) a supplier to any of the Independent Parties or the Seller, (C) a Person controlling or under common control with any partner, shareholder, member, manager, Affiliate or supplier of any of the Independent Parties or the Seller, or (D) a member of the immediate family of any director, officer, employee, partner, shareholder, member, manager, Affiliate or supplier of any of the Independent Parties or the Seller; (ii) has prior experience as an independent director for a corporation or limited liability company whose charter documents required the unanimous consent of all independent directors thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (iii) has at least three years of experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance transactions, instruments, agreements or securities. Notwithstanding the foregoing, the term “Independent Director” includes Benjamin Abedine, who is the independent director of Seller as of the date of this Agreement.

“Interim Report” means a report in substantially the form of Exhibit VII hereto (appropriately completed), furnished by the Servicer to the Agents pursuant to Section 8.5(b).

“Interim Reporting Date” means (a) the third Business Day of each calendar week, and (b) each Business Day following not less than three Business Days’ prior written notice from the Administrative Agent that it desires daily reporting.

“Letter of Credit” has the meaning provided in the Credit Agreement.

“Liquidity Bank” means BNP and its permitted assigns.

“Liquidity Termination Date” means April 4, 2013.

“LMIR” means, for any day, the sum of (a) the three-month “Eurodollar Rate” for U.S. dollar deposits as reported on the Reuters Screen LIBOR01 Page (or such other page as may replace Reuters Screen LIBOR01 Page), plus (b) the Applicable Margin.

“Loan” has the meaning provided in the Credit Agreement.

“Lock-Box” means each locked postal box with respect to which a bank has been granted exclusive access for the purpose of retrieving and processing payments made on the Receivables.

“Loss Horizon Ratio” means, as of any date of determination, a fraction (expressed as a percentage), the numerator of which equals the aggregate sales generating Receivables originated during the immediately preceding three Measurement Periods (including, without limitation, all invoices, debit memos and Finance Charges), and the denominator of which equals the Net Receivables Balance as of the last day of the most recently ended Measurement Period.

“Loss Reserve” means, on any date, an amount equal to the Loss Reserve Percentage as of such date multiplied by the Net Receivables Balance as of the close of business on such date.

“Loss Reserve Percentage” means at any time a percentage calculated in accordance with the following formula:

SF x LHR x LR

Where:

SF	=	2.25;
LHR	=	The Loss Horizon Ratio; and
LR	=	The highest three-month rolling average of the Default Ratio occurring during the 12 most recent Measurement Periods.

“Material Adverse Effect” means a material adverse effect on (i) the financial condition or operations of any Seller Party and its Subsidiaries, (ii) the ability of any Seller Party to perform its obligations under this Agreement, (iii) the legality, validity or enforceability of this Agreement or any other Transaction Document, (iv) any Purchaser’s interest in the Receivables generally or in any significant portion of the Receivables, the Related Security or the Collections with respect thereto, or (v) the collectability of the Receivables generally or of any material portion of the Receivables.

“Measurement Period” means a calendar month.

“Monthly Payment Date” means the fifth day of each calendar month or, if such day is not a Business Day, the next succeeding Business Day.

“Monthly Report” means a report, in substantially the form of Exhibit VI hereto (appropriately completed), furnished by the Servicer to the Agents pursuant to Section 8.5(a).

“Monthly Reporting Date” has the meaning set forth in Section 8.5(a).

“Net Receivables Balance” means, at any time, the aggregate Outstanding Balance of all Eligible Receivables at such time, reduced by the aggregate amount (without double-counting) by which the Outstanding Balance of all Eligible Receivables of any one Obligor exceeds 3.25% of the Outstanding Balance of all Eligible Receivables.

“Originator” means Ferrellgas, in its capacity as seller under the Receivable Sale Agreement.

“Outstanding Balance” of any Receivable at any time means the then outstanding principal balance thereof.

“Participant” has the meaning set forth in Section 12.2(a).

“Percentage” means, for each Purchaser Group, the ratio of the aggregate amount of the Commitments of the Committed Purchasers in such Purchaser Group to the Aggregate Commitments of all Committed Purchasers in both Purchaser Groups.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Pooled Commercial Paper” means Commercial Paper notes of Starbird subject to any particular pooling arrangement by Starbird, but excluding Commercial Paper issued by Starbird for a tenor and in an amount specifically requested by any Person in connection with any agreement effected by Starbird.

“Potential Amortization Event” means an event which, with the passage of time or the giving of notice, or both, would constitute an Amortization Event.

“Prime Rate” means a rate per annum equal to the prime rate of interest announced from time to time by Wells or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

“Pro Rata Share” means, for each Liquidity Bank, a percentage equal to (a) the Commitment of such Liquidity Bank divided by (b) the aggregate amount of all Commitments of all Liquidity Banks hereunder, adjusted as necessary to give effect to the application of the terms of the applicable Funding Agreement or any assignments pursuant to Article XII.

“Proposed Reduction Date” has the meaning set forth in Section 1.3.

“Purchase Limit” means, on any date of determination, an amount equal to the sum of the Commitments set forth on Schedule A hereto, as the same may be updated from time to time pursuant to Section 1.1(b).

“Purchase Notice” has the meaning set forth in Section 1.2.

“Purchase Price” means, with respect to any Incremental Purchase of a Purchaser Interest, the amount paid to Seller for such Purchaser Interest which shall not exceed the least of (a) the amount requested by Seller in the applicable Purchase Notice, (b) the unused portion of the Purchase Limit on the applicable purchase date and (c) the excess, if any, of (i) the Net Receivables Balance less the Required Reserves on the applicable purchase date over (ii) the aggregate outstanding amount of Aggregate Capital determined as of the date of the most recent Monthly Report or Interim Report, as applicable, taking into account such proposed Incremental Purchase.

“Purchaser” means any Committed Purchaser or Starbird.

“Purchaser Group” means each of (a) Wells, (b) Fifth Third, and (c) the Starbird Group.

“Purchaser Interest” means, at any time, for any Purchaser Group, an undivided percentage ownership interest associated with a designated amount of Capital selected pursuant to the terms and conditions hereof in (i) each Receivable arising prior to the time of the most recent computation or recomputation of such undivided interest, (ii) all Related Security with respect to each such Receivable, and (iii) all Collections with respect to, and other proceeds of, each such Receivable. Such undivided percentage interest shall equal:

C

NRB — RR

where:

C	=	the Capital of such Purchaser Interest;
NRB	=	the Net Receivables Balance; and
RR	=	the Required Reserve;

provided, however, that from and after the Facility Termination Date, the Purchaser Interest shall equal 100%.

“Purchasers’ Fee Letter” means the letter agreement dated as of the date hereof between Seller, the Administrative Agent and each other Committed Purchaser, as the same may be amended, restated or otherwise modified and in effect from time to time.

“Purchasing Committed Purchaser” has the meaning set forth in Section 12.1(d).

“Purchasing Liquidity Bank” has the meaning set forth in Section 12.1(b).

“Receivable Sale Agreement” means that certain Receivable Sale Agreement, dated as of April 6, 2010, between Originator and Seller, as the same may be amended, restated or otherwise modified from time to time.

“Recourse Obligations” shall have the meaning set forth in Section 2.1.

“Reduction Notice” has the meaning set forth in Section 1.3.

“Regulatory Change” has the meaning set forth in Section 10.2(a).

“Reinvestment” has the meaning set forth in Section 2.2.

“Related Security” means, in respect of the Receivables: (i) all Records, (ii) all of Seller’s rights and remedies under the Receivable Sale Agreement, and (iii) all proceeds of the Receivables and of the foregoing.

“Required Committed Purchasers” means, at any time, Committed Purchasers with Commitments in excess of 66-2/3% of the Purchase Limit.

“Required Notice Period” means two (2) Business Days.

“Required Reserve” means, on any date of determination, the product of the Aggregate Reserve Percentage times the Net Receivables Balance.

“Responsible Officer” means the chief executive officer, the president, the chief financial officer, vice president accounting and finance, manager of finance, the treasurer or assistant treasurer of the General Partner or any other officer having substantially the same authority and responsibility to act for the General Partner on behalf of Seller.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of capital stock of Seller now or hereafter outstanding, except a dividend payable solely in shares of that class of stock or in any junior class of stock of Seller, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of capital stock of Seller now or hereafter outstanding, (iii) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to the Subordinated Loans (as defined in the Receivable Sale Agreement), (iv) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of capital stock of Seller now or hereafter outstanding, and (v) any payment of management fees by Seller (except for reasonable management fees to the Originator or its Affiliates in reimbursement of actual management services performed).

“Restricted Subsidiaries” has the meaning set forth in the Credit Agreement.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Parties” has the meaning set forth in the preamble to this Agreement.

“Selling Purchaser” has the meaning set forth in Section 12.1(d).

“Servicer” means at any time the Person (which may be an Agent) then authorized pursuant to Article VIII to service, administer and collect Receivables.

“Servicer Compliance Certificate” has the meaning set forth in the definition of “Applicable Margin”.

“Servicer’s Concentration Account” has the meaning set forth in the Receivable Sale Agreement.

“Servicing Reserve”  means, for any Measurement Period, the product (expressed as a percentage) of (1) 1% (or such higher percentage as may be reported as the rate for the Servicing Fee in the immediately preceding Measurement Period on any Monthly Report), times (2) a fraction, the numerator of which is the highest Days Sales Outstanding for the most recent twelve (12) Measurement Periods and the denominator of which is 360.

“Starbird” has the meaning set forth in the preamble to this Agreement.

“Starbird Group” has the meaning set forth in the preamble to this Agreement.

“Starbird Group Agent” has the meaning specified in the preamble to this Agreement.

“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, association, limited liability company, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” means a Subsidiary of Seller.

“Surety Instruments” means all letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.

“Synthetic Lease” means each arrangement, however described, under which the obligor accounts for its interest in the property covered thereby under GAAP as lessee of a lease which is not a capital lease under GAAP and accounts for its interest in the property covered thereby for Federal income tax purposes as the owner.

“Synthetic Lease Interest Component” means, with respect to any Person for any period, the portion of rent paid or payable (without duplication) for such period under Synthetic Leases of such Person that would be treated as interest in accordance with Financial Accounting Standards Board Statement No. 13 if such Synthetic Leases were treated as capital leases under GAAP.

“Synthetic Lease Obligation” means, as to any Person with respect to any Synthetic Lease at any time of determination, the amount of the liability of such Person in respect of such Synthetic Lease that would (if such lease was required to be classified and accounted for as a capital lease on a balance sheet of such Person in accordance with GAAP) be required to be capitalized on the balance sheet of such Person at such time.

“Transaction Documents” means, collectively, this Agreement, each Purchase Notice, the Receivable Sale Agreement, the Fee Letters, the Subordinated Note (as defined in the Receivable Sale Agreement) and all other instruments, documents and agreements executed and delivered in connection herewith.

“UCC” means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

“Unrestricted Subsidiary” means any Subsidiary which is not a Restricted Subsidiary.

“Unused Fee” means, on each Monthly Payment Date, a fully-earned and non-refundable fee payable by the Seller to the Administrative Agent, for the ratable account of the Purchaser Groups, equal to the Applicable Percentage for the second to last Accrual Period immediately preceding such Monthly Payment Date multiplied by the average daily excess, if any, during such Accrual Period of (i) the aggregate Commitments over (ii) the Aggregate Capital outstanding.

“Yield” means for each Accrual Period (or portion thereof) relating to a Committed Purchaser Interest, an amount equal to the product of the applicable Discount Rate for such Committed Purchaser Interest multiplied by the Capital of such Committed Purchaser Interest for each day elapsed during such period, annualized on a 360-day basis in the case of Yield computed on the basis of LMIR and on a 365- (or, when appropriate, 366-) day basis in all other cases.

“Yield Reserve”  means, for any Measurement Period, the product (expressed as a percentage) of (1) 1.5 times (2) the Alternate Base Rate as of the immediately preceding Cut-Off Date times (3) a fraction the numerator of which is the highest Days Sales Outstanding for the most recent twelve (12) Measurement Periods and the denominator of which is 360.

All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

EXHIBIT II-A
FORM OF PURCHASE NOTICE
[Date]

Wells Fargo Bank, N.A., as Administrative Agent
6 Concourse Parkway, Suite 1450
Atlanta, GA 30328 Attention:	Eero Maki

Fifth Third Bank
Asset Securitization
38 Fountain Square Plaza
MD 109046
Cincinnati, OH 45263
Attention:	Charissa Toole

BNP Paribas, New York Branch
787 Seventh Avenue
New York, NY 10019
Attention:	Doo-Sik Nam
Re: PURCHASE NOTICE

Ladies and Gentlemen:

Reference is hereby made to the Receivables Purchase Agreement, dated as of April 6, 2010, by and among Ferrellgas Receivables, LLC, a Delaware limited liability company (“Seller”), Ferrellgas, L.P., a Delaware limited partnership, as Servicer, the purchasers and agents from time to time party thereto, and Wells Fargo Bank, N.A., as Administrative Agent (the “Agreement”). Capitalized terms used herein shall have the meanings assigned to such terms in the Agreement.

Each of the Agents is hereby notified of the following Incremental Purchase:

Purchase Price:	$
Purchase Price for Wells:	%: $
Purchase Price for Fifth Third:	%: $
Purchase Price for the Starbird Group:	%: $
Date of Purchase:

Requested Rate:	For each Committed Purchaser LMIR, if available; otherwise, the Alternate Base Rate. For Starbird, its Pooled Commercial Paper rate.

Please credit the Purchase Price in immediately available funds to our Facility Account and then wire-transfer the Purchase Price in immediately available funds on the above-specified date of purchase to:

[Account Name]
[Account No.]
[Bank Name & Address]
[ABA #]
Reference:
Telephone advice to: [Name] @ tel. no. ( )

[Please advise [Name] at telephone no. ( )        if Starbird Purchaser shall not be making this purchase on behalf of the Starbird Group.]

In connection with the Incremental Purchase to be made on the above listed “Date of Purchase” (the “Purchase Date”), the Seller hereby certifies that the following statements are true on the date hereof, and will be true on the Purchase Date (before and after giving effect to the proposed Incremental Purchase):

(i) the representations and warranties of the Seller set forth in Section 5.1 of the Agreement are true and correct in all material respects on and as of the Purchase Date as though made on and as of such date;

(ii) no event has occurred and is continuing, or would result from the proposed Incremental Purchase, that will constitute an Amortization Event or a Potential Amortization Event;

(iii) the Facility Termination Date has not occurred, the Aggregate Capital does not exceed the Purchase Limit and the aggregate Purchaser Interests do not exceed 100%; and

(iv) the amount of Aggregate Capital is $      after giving effect to the Incremental Purchase to be made on the Purchase Date.

Very truly yours,

FERRELLGAS RECEIVABLES, LLC

By:
Name:
Title:

EXHIBIT II-B

FORM OF REDUCTION NOTICE
[Date]

Wells Fargo Bank, N.A., as Administrative Agent
6 Concourse Parkway, Suite 1450
Atlanta, GA 30328 Attention:	Eero Maki

Fifth Third Bank
Asset Securitization
38 Fountain Square Plaza
MD 109046
Cincinnati, OH 45263
Attention:	Charissa Toole

BNP Paribas, New York Branch
787 Seventh Avenue
New York, NY 10019
Attention:	Doo-Sik Nam
Re: REDUCTION NOTICE

Ladies and Gentlemen:

Reference is hereby made to the Receivables Purchase Agreement, dated as of April 6, 2010, by and among Ferrellgas Receivables, LLC, a Delaware limited liability company (“Seller”), Ferrellgas, L.P., a Delaware limited partnership, as Servicer, the purchasers and agents from time to time party thereto, and Wells Fargo Bank, N.A., as Administrative Agent (the “Agreement”). Capitalized terms used herein shall have the meanings assigned to such terms in the Agreement. Each of the Agents is hereby notified of the following Aggregate Reduction:

Aggregate Reduction:	$
Wells’s Percentage:	%: $
Fifth Third’s Percentage:	%: $
Starbird Group’s Percentage:	%: $
Aggregate Capital after giving effect to the Aggregate Reduction:	$
Reduction Date (which shall give effect to the Required Notice Period):

Very truly yours,

FERRELLGAS RECEIVABLES, LLC

By:
Name:
Title:

EXHIBIT III

PRINCIPAL PLACES OF BUSINESS AND CHIEF EXECUTIVE OFFICES OF THE
SELLER PARTIES; LOCATIONS OF RECORDS; FEDERAL EMPLOYER
IDENTIFICATION NUMBERS

Places of Business:
Seller: One Liberty Plaza	Principal Place of Business and Chief Executive Office
Liberty, Missouri, 64068
Servicer:	Principal Place of Business and Chief Executive Office

7500 College Blvd., Suite 1000
Overland Park, Kansas 66210
Locations of Records:
Seller: Servicer:	Seller’s and Servicer’s addresses above Seller’s and Servicer’s addresses above
Federal Employer Identification Numbers:
Seller: Servicer:	43-1698481 43-1698481

EXHIBIT IV
FORM OF COMPLIANCE CERTIFICATE

To: The Agents

This Compliance Certificate is furnished pursuant to that certain Receivables Purchase Agreement, dated as of April 6, 2010, by and among Ferrellgas Receivables, LLC, a Delaware limited liability company (“Seller”), Ferrellgas, L.P., a Delaware limited partnership, as Servicer (“Servicer”), the purchasers and agents from time to time party thereto, and Wells Fargo Bank, N.A., as Administrative Agent (the “Agreement”). Capitalized terms used herein shall have the meanings assigned to such terms in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. I am the duly elected        of [Seller/Servicer].

2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of [Seller/Servicer and its Subsidiaries] during the accounting period covered by the attached financial statements.

3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Amortization Event or Potential Amortization Event, as each such term is defined under the Agreement, at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth in paragraph 5 below.

4. Schedule I attached hereto sets forth financial data and computations evidencing the compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct.

5. Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which [Seller/Servicer] has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this        day of       ,       .

By:
Name:
Title:

SCHEDULE I TO COMPLIANCE CERTIFICATE

A. Schedule of Compliance as of [Date] with Sections 9.1[(f) and (k)]1 [(m)-(o)]2 of the Agreement. Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

This schedule relates to the month ended:

[1]	For Seller

[2]	For Servicer

EXHIBIT V
[Intentionally Deleted]EXHIBIT VI
FORM OF MONTHLY REPORT

EXHIBIT VII
FORM OF INTERIM REPORT

SCHEDULE A
COMMITMENTS
As of April 6, 2010

Committed Purchaser	Commitment
Wells Fargo Bank, N.A.	$85,000,000
Fifth Third Bank	$30,000,000
BNP Paribas	$30,000,000

SCHEDULE B
DOCUMENTS TO BE DELIVERED TO THE ADMINISTRATIVE AGENT ON OR
PRIOR TO THE INITIAL PURCHASE

1.	Payout Agreement between JPMorgan Chase Bank, N.A., Fifth Third Bank, Falcon Asset Securitization Company LLC, the Seller and the Servicer.

2.	Executed copies of the Receivables Sale Agreement, duly executed by the parties thereto.

3.	Executed copies of this Agreement, duly executed by the parties thereto.

4.	Copy of the Resolutions of the Board of Directors of Seller certified by its Assistant Secretary authorizing Seller’s execution, delivery and performance of this Agreement and the other documents to be delivered by it hereunder.

5.	Copy of the Resolutions of the Board of Directors of the General Partner of the Servicer certified by its Assistant Secretary authorizing the Servicer’s execution, delivery and performance of this Agreement and the other documents to be delivered by it hereunder.

6.	Organization Documents of each of the Seller Parties certified by the Secretary of State of Delaware on or within thirty (30) days prior to the initial Incremental Purchase.

7.	Good Standing Certificates issued by the Secretaries of State of:

a.	With respect to the Seller, Delaware and Missouri

b.	With respect to the Servicer, Delaware and Kansas

8.	A certificate of the Assistant Secretary of Seller certifying the names and signatures of the officers authorized on its behalf to execute this Agreement and any other documents to be delivered by it hereunder.

9.	A certificate of the Assistant Secretary of the General Partner certifying the names and signatures of the officers authorized on its behalf to execute on behalf of the Servicer this Agreement and any other documents to be delivered by it hereunder.

10.	Evidence that UCC financing statements, have been or, contemporaneously with closing, will be filed in all jurisdictions as may be necessary or, in the opinion of the Administrative Agent, desirable, under the UCC of all appropriate jurisdictions or any comparable law in order to perfect the ownership interests contemplated by this Agreement.

11.	Opinions of counsel to the Originator and the Seller which addresses such matters as the Administrative Agent may reasonably request.

13.	The Administrative Agent’s Fee Letter.

14.	The Purchasers’ Fee Letter.

15.	An Interim Report for the week prior to the date of this Agreement.

16.	In connection with the Payout Agreement referenced above, UCC-3 terminations and the termination for existing blocked account control agreements for the facility for the Facility Account and the Servicer’s Concentration Account.

17.	Blocked Account Agreements for the bank accounts listed on Schedule D.

SCHEDULE C
LIST OF ACCOUNTS WITH BALANCES THAT CAN BE CONCENTRATED ON A
WEEKLY BASIS IF DAILY BALANCES ARE UNDER $2,500

Date: April 6, 2010

Alliance Bank	43169848162286

American West Bank	300601838

Anna National Bank	0005054955

Atlanta National Bank	00000310

Bancorp South	1264060

Bank of Bloomsdale	1002619

Bank of Dawson	126537

Banterra Bank	08061513

Buena Vista National Bank	105562

Chambers Bank	5005534

Chemical Bank	2018900924

Citizens Bank	0015207251

Citizens Bank & Trust Company	616003

Citizens Bank and Trust Company	0198064

Commercial National Bank	00799580

Cornerstone Bank	1154109

Eagle Bank & Trust Company	00709758

Farmers & Merchants Bank	0002032884

Farmers State Bank — Pittsfield	321357601

First Commercial Bank	262331

First Community National Bank	013110

First National Bank Greensburg	42105855

First National Bank of Chrisman	0000018546

First State Bank of IL	6022367

First State Bank of IL	60003111

First State Community Bank	1002619

FirstBank	012022729

Heartland Bank and Trust Company	424064

Huntington (HNB)	01479751714

Huron Community Bank	7008063

Independent Bank	6967988

Kansas State Bank — Ottawa	13536

Lake Osceola State Bank	154083

Morton Community Bank	0000105481

National Bank of Arizona	1901001485

National City	3130045770

National City	6530050894

National City	982217048

Old National Bank	350000068

Owingsville Banking Company	1011235

Paris First Bank	100145

PBK Bank	03004147

Peoples National Bank McLeansboro	0030065992

PNC Bank	4202279132

Queensborough National Bank & Trust	134523

Riverside Bank	604793

Shelby County State Bank	5003964

Simmons First National Bank	00290513

South Georgia Bank	0015107

The Bank of Las Vegas	7082010

The East Carolina Bank	45702412

The Fountain Trust Company	229349801

SCHEDULE D
LIST OF ACCOUNTS FOR BLOCKED ACCOUNT AGREEMENTS

No.	Account Number	Bank	Account Purpose	Name of Account Holder
1.	4126641612	Wells Fargo Bank, N.A.	Secondary Collection Account	Ferrellgas Receivables, LLC

2.	4000030486	Wells Fargo Bank, N.A.	Secondary Collection Account	Ferrellgas Receivables, LLC

3.	4000042168	Wells Fargo Bank, N.A.	Secondary Collection Account	Ferrellgas Receivables, LLC

4.	4761053438	Wells Fargo Bank, N.A.	Secondary Collection Account	Ferrellgas Receivables, LLC

5.	4121123616	Wells Fargo Bank, N.A.	Secondary Collection Account	Ferrellgas Receivables, LLC

6.	4496823683	Wells Fargo Bank, N.A.	Servicer Concentration Account	Ferrellgas Receivables, LLC

7.	4496823691	Wells Fargo Bank, N.A.	Facility Account	Ferrellgas Receivables, LLC

8.	0044983917	M&I Bank FSB	Secondary Collection Account	Ferrellgas Receivables, LLC

9.	7234896509	Fifth Third Bank	Lock-box	Ferrellgas L.P.